Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

($950,000,000)

Dated as of August 15, 2008

among

METTLER-TOLEDO INTERNATIONAL INC.,

as Guarantor and Revolving Borrower,

METTLER-TOLEDO HOLDING AG,

METTLER-TOLEDO MANAGEMENT HOLDING DEUTSCHLAND GMBH,

METTLER-TOLEDO B.V.,

and

MT INVESTMENT C.V.,

as Revolving Borrowers,

CERTAIN SUBSIDIARIES PARTIES HERETO FROM TIME TO TIME,

as Subsidiary Swingline Borrowers,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

L/C Issuer for the Revolving Borrowers,

BANK OF AMERICA, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Syndication Agents,

ING BANK N.V., DUBLIN BRANCH and SOCIÉTÉ GENERALE,

as Documentation Agents,

and

The Lenders, Other L/C Issuers and Swingline Lenders

Party Hereto From Time to Time

J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

Page

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	32
1.03	Accounting Terms	33
1.04	Rounding	33
1.05	References to Agreements and Laws	33
1.06	Exchange Rates; Currency Equivalents	34
1.07	Additional Alternative Currencies	34
1.08	Change of Currency	35
1.09	Times of Day	36
1.10	Letter of Credit Amounts	36

ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS	36
2.01	The Loans	36
2.02	Borrowings, Conversions and Continuations of Loans (other than Swingline Loans)	37
2.03	Letters of Credit.	40
2.04	Swingline Loans.	50
2.05	Prepayments	54
2.06	Termination or Reduction of Commitments	56
2.07	Repayment of Loans	56
2.08	Interest	56
2.09	Fees	57
2.10	Computation of Interest and Fees	58
2.11	Evidence of Debt	58
2.12	Payments Generally	59
2.13	Sharing of Payments	61
2.14	Subsidiary Swingline Borrowers	62
2.15	Increase in Commitments	63
2.16	Additional Revolving Borrowers	64

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	66
3.01	Taxes	66
3.02	Illegality	68
3.03	Inability to Determine Rates	68
3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans	69
3.05	Compensation for Losses	70
3.06	Matters Applicable to all Requests for Compensation	71
3.07	Survival	71

ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	71
4.01	Conditions of Initial Credit Extension	71
4.02	Conditions to all Credit Extensions	73

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	74
5.01	Existence, Qualification and Power; Compliance with Laws	74
5.02	Authorization; No Contravention	75
5.03	Governmental Authorization; Other Consents	75
5.04	Binding Effect	75
5.05	Financial Statements; No Material Adverse Effect	75
5.06	Litigation	76
5.07	Subsidiaries, Capital Structure and Indebtedness and Investments	76
5.08	Ownership of Property; Liens; Intellectual Property and Licenses	77
5.09	Environmental Compliance	77
5.10	Insurance	77
5.11	Taxes	77
5.12	ERISA Compliance	78
5.13	Margin Regulations; Investment Company Act	78
5.14	Disclosure	79
5.15	Compliance with Laws	79
5.16	Employee and Labor Matters	79
5.17	Solvency	79
5.18	Representations as to Foreign Obligors	80
5.19	Foreign Assets Control Regulations, etc.	81

ARTICLE VI.	AFFIRMATIVE COVENANTS	81
6.01	Financial Statements	81
6.02	Certificates; Other Information	82
6.03	Notices	84
6.04	Payment of Obligations	84
6.05	Preservation of Existence	84
6.06	Maintenance of Properties, Etc	85
6.07	Maintenance of Insurance	85
6.08	Compliance with Laws	85
6.09	Books and Records	85
6.10	Inspection Rights	85
6.11	Use of Proceeds	86
6.12	Approvals and Authorizations	86

ARTICLE VII.	NEGATIVE COVENANTS	86
7.01	Liens	86
7.02	Subsidiary Indebtedness	88
7.03	Change in Nature of Business	88
7.04	Transactions with Affiliates	88
7.05	Burdensome Agreements	89
7.06	Use of Proceeds	89
7.07	Sales of Receivables	89
7.08	ERISA	89
7.09	Change in Accounting Principles	90
7.10	Limitations on Number of Swingline Lenders	90
7.11	Financial Covenants.	90

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	90
8.01	Events of Default	90
8.02	Remedies Upon Event of Default	92
8.03	Application of Funds	93

ARTICLE IX.	ADMINISTRATIVE AGENT, L/C ISSUERS AND SWINGLINE LENDERS	94
9.01	Appointment and Authorization of Administrative Agent	94
9.02	Delegation of Duties	95
9.03	Liability of Administrative Agent	95
9.04	Reliance by Administrative Agent	95
9.05	Notice of Default	96
9.06	Credit Decision; Disclosure of Information by Administrative Agent	96
9.07	Indemnification of Administrative Agent	97
9.08	Administrative Agent in its Individual Capacity	97
9.09	Successor Administrative Agent	98
9.10	Administrative Agent May File Proofs of Claim	98
9.11	Other Agents; Arrangers and Managers	99

ARTICLE X.	MISCELLANEOUS	100
10.01	Amendments, Etc	100
10.02	Notices and Other Communications; Facsimile Copies.	101
10.03	No Waiver; Cumulative Remedies	103
10.04	Attorney Costs and Expenses	103
10.05	Indemnification by the Borrowers	103
10.06	Payments Set Aside	105
10.07	Successors and Assigns	105
10.08	Confidentiality	108
10.09	Set-off	109
10.10	Interest Rate Limitation	110
10.11	Counterparts	110
10.12	Integration	110
10.13	Survival of Representations and Warranties	110
10.14	Severability	111
10.15	Tax Forms	111
10.16	Replacement of Lenders	113
10.17	Governing Law	113
10.18	Waiver of Right to Trial by Jury	115
10.19	Judgment Currency	115
10.20	USA Patriot Act Notice	115

ARTICLE XI.	GUARANTY	116
11.01	Guaranty	116
11.02	Guaranty Absolute	116
11.03	Waivers and Acknowledgments	118
11.04	Subrogation	118

SCHEDULES

1.01	Mandatory Cost Formulae
1.01(B)	Bank of America Letters of Credit
2.01	Commitments and Pro Rata Shares
5.07	Material Subsidiaries, Other Equity Investments and Investments and Indebtedness
7.01	Existing Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
	A	Loan Notice
	B	Revolving Note
	C	Swingline Note
	D	Compliance Certificate
	E	Assignment and Assumption
	F	Subsidiary Swingline Borrower Request and Assumption Agreement
	G	Notice of Designation of Subsidiary Swingline Borrower, Applicable Subsidiary
Currency and Subsidiary Currency Sublimit
	H	Forms of Opinions
	I	Subsidiary Swingline Borrower Sublimit Adjustment Consent
	J	Swingline Loan Calculation Date Notice
	K	Notice of Swingline Loan Amounts
	L	Revolving Borrower Request and Assumption Agreement
	M	Notice of Designation of Revolving Borrower and Applicable Currency
	N	Swiss Tax Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 15, 2008, among METTLER-TOLEDO INTERNATIONAL INC., a corporation organized under the laws of Delaware, as a borrower of Revolving Loans and the Guarantor (“Mettler-Toledo International”), METTLER-TOLEDO HOLDING AG, a corporation organized under the laws of Switzerland, as a borrower of Revolving Loans (“MTH”), METTLER-TOLEDO MANAGEMENT HOLDING DEUTSCHLAND GMBH, a limited liability company organized under the laws of Germany, as a borrower of Revolving Loans (“MTMHD”), METTLER-TOLEDO B.V., a private limited liability company incorporated under the laws of the Netherlands, as a borrower of Revolving Loans (“MTBV”) and MT INVESTMENT C.V., a limited partnership organized under the laws of the Netherlands, as a borrower of Revolving Loans (“MTICV”; collectively, and certain other Subsidiaries of Mettler-Toledo International that may from time to time become parties hereto pursuant to Section 2.16, the “Revolving Borrowers”), and METTLER TOLEDO, INC., a Delaware corporation, MTH, METTLER-TOLEDO HOLDING (France) SAS, a French simplified share corporation, MTMHD, METTLER-TOLEDO K.K., a Japanese corporation, METTLER-TOLEDO LIMITED, a limited liability company incorporated in England and Wales, METTLER-TOLEDO UK HOLDINGS LIMITED, a limited liability company incorporated in England and Wales, METTLER-TOLEDO SAFELINE LIMITED, a limited liability company incorporated in England and Wales, METTLER-TOLEDO SAFELINE X-RAY LIMITED, a limited liability company incorporated in England and Wales, MTBV, METTLER-TOLEDO NV (“MTNV”), a limited liability company incorporated under the laws of Belgium, METTLER-TOLEDO INC. (CANADA), a corporation organized under the laws of Canada, METTLER-TOLEDO AG, a corporation organized under the laws of Switzerland, and certain other Subsidiaries of Mettler-Toledo International that may from time to time become parties hereto pursuant to Section 2.14(b) (each a “Subsidiary Swingline Borrower” and, together with the Revolving Borrowers, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, BANK OF AMERICA, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Syndication Agents, ING BANK N.V., DUBLIN BRANCH and SOCIETE GENERALE, as Documentation Agents, each other L/C Issuer and Swingline Lender party hereto from time to time and J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC as Joint Lead Arrangers and Joint Bookrunners.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

“Adjustment Date” has the meaning set forth in the definition of “Assumed Swingline Loan Amount.”

“Administrative Agent” means JPMorgan in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency (other than Subsidiary Currency), the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify Mettler- Toledo International and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of JPMorgan in its capacity as the Administrative Agent, J.P. Morgan Securities Inc. in its capacity as a Joint-Lead Arranger or otherwise), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders, which Commitment with respect to any Lender shall be the greater of the amount reflected opposite such Lender’s name in column A or column C of Schedule 2.01.

“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” for Loans (other than Swingline Loans which are to be denominated in Subsidiary Currencies) and Letters of Credit (other than Letters of Credit which are to be denominated in Subsidiary Currencies) means each of Euro, Pounds Sterling, Swiss Francs, and each other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof (a) in the applicable Alternative Currency as determined in accordance with Section 1.06 or (b) in the applicable Subsidiary Currency (other than Dollars) as determined on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) in accordance with Section 1.06 for the purchase of such Alternative Currency or such Subsidiary Currency, as applicable, with Dollars.

“Applicable Borrower” means any Revolving Borrower or any Subsidiary Swingline Borrower, as applicable, which is the Borrower to whom such Credit Extension was, or is to be, made.

“Applicable Currency” means, as to any particular payment or Loan, (a) Dollars, (b) the Alternative Currency or (c) the Subsidiary Currency in which any such payment or Loan is denominated or payable.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.18.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Eurocurrency Rate + Letters of Credit	Base Rate
1	A-/A3 or better	0.100%	0.450%	0.000%
2	BBB+/Baa1	0.150%	0.550%	0.000%
3	BBB/Baa2	0.175%	0.700%	0.000%
4	BBB-/Baa3	0.200%	0.800%	0.000%
5	BB+/Baal or worse	0.250%	1.250%	0.250%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Mettler-Toledo International’s noncredit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply.

Initially, the Applicable Rate shall be determined based upon Pricing Level 3.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer for the Revolving Borrowers, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14(b).

“Applicant Revolving Borrower” has the meaning specified in Section 2.16(a).

“Approved Fund” has the meaning specified in Section 10.07(g).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E hereto.

“Assumed Swingline Loan Amount” means the Dollar Equivalent amount of the aggregate Subsidiary Swingline Borrower Sublimit for all of the Subsidiary Swingline Borrowers.  The Administrative Agent shall set the amount on the Closing Date and shall adjust the amount upward or downward not less frequently than the last Business Day of each calendar month of Mettler-Toledo International after the Closing Date (each an “Adjustment Date”) to reflect the Dollar Equivalent amount as of such date of the Subsidiary Swingline Borrower Sublimit of all of the Subsidiary Swingline Borrowers.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Obligation, the amount that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such obligation were accounted for as an obligation of Mettler-Toledo International.

“Audited Financial Statements” means the audited consolidated balance sheet of Mettler-Toledo International and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of Mettler-Toledo International and its Subsidiaries, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America Letters of Credit” means those letters of credit identified on Schedule 1.01(B), issued prior to the Closing Date by Bank of America, N.A. for the account of Mettler-Toledo International, which letters of credit, to the extent outstanding, shall automatically and without further action of the parties thereto be converted into Letters of Credit issued pursuant to this Agreement, and for this purpose (i) fees and other amounts in respect thereof shall be payable as if such letters of credit had been issued hereunder on the Closing Date, (ii) the face amount of such letters of credit shall be included in the calculation of L/C Obligations, and (iii) all liabilities of Mettler-Toledo International with respect to such letters of credit shall constitute Obligations.

“Base Rate” means, for any day for any Loan, Letter of Credit or other financial accommodation that specifies or that requires that the interest rate applicable thereto be the “Base Rate”, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus ½ of 1%, with the understanding that any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01, or a Swingline Borrowing as the context may require.

“Business Day” (a) with respect to Obligations denominated in Dollars (other than the Swingline Loans and Subsidiary L/C Obligations denominated in Dollars), means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or Chicago, Illinois and:

(i)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(ii)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a day that is both a TARGET Day and a day on which dealings in deposits in Euro are conducted by and between banks in the London interbank market for Euro;

(iii)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(iv)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency; and

(b)    with respect to Swingline Loans and Subsidiary L/C Obligations denominated in Dollars, means any day other than a day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the applicable Swingline Lender’s office with respect to Swingline Loans or Subsidiary L/C Obligations denominated in Dollars is located and:

(i)     if such day relates to interest rate settings as to a Swingline Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any Swingline Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Swingline Loan, means a TARGET Day;

(ii)    if such day relates to interest rate settings as to a Swingline Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in the relevant currency are conducted by and between banks in the London or other applicable interbank market for such currency; and

(iii)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Swingline Loan (other than interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated), (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) all rights to purchase warrants, options and other securities exercisable for, exchangeable for or convertible into any of the foregoing.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which in accordance with GAAP, is or should be accounted for, as a capital lease on the balance sheet of such Person.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change of Control” means:

    (a)    any transaction or series of related transactions pursuant to which Mettler-Toledo International shall cease to own directly or indirectly the Capital Stock of Subsidiaries which have 70% or more of the consolidated tangible assets of Mettler-Toledo International and the Subsidiaries as set forth in the most recent financial statements delivered by Mettler-Toledo International pursuant to Section 6.01, or 70% or more of the consolidated revenues of Mettler-Toledo International and the Subsidiaries as set forth in the most recent financial statements delivered by Mettler-Toledo International pursuant to Section 6.01; or

    (b)    any Person ceases to be a Loan Party unless there are no outstanding Obligations payable by such Loan Party and such Person’s status as a Loan Party under this Agreement has been terminated in a manner acceptable to the Administrative Agent; or

    (c)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of Mettler-Toledo International entitled to vote for members of the board of directors or equivalent governing body of Mettler-Toledo International on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

    (d)    with respect to Mettler-Toledo International, an event or series of events by which during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by a majority of the individuals referred to in clause (i) above or (iii) whose election or nomination to that board or other equivalent governing body was approved by a majority of the individuals referred to in clauses (i) and (ii) above (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(c), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment” means, as to each Lender, its obligation to (a) make Loans in the form of Revolving Loans pursuant to Section 2.01 and, in the case of Global Lenders, Swingline Loans, including the Existing Swingline Loans, pursuant to Section 2.04, (b) in the case of Global Lenders, make L/C Credit Extensions (and specifically the obligation of JPMorgan in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder to make L/C Credit Extensions to the Revolving Borrowers, the obligation of Bank of America, N.A. in its capacity as issuer of the Bank of America Letters of Credit to make L/C Credit Extensions with respect to the Bank of America Letters of Credit, and the obligation of each Swingline Lender making Swingline Loans hereunder to a Subsidiary Swingline Borrower to make L/C Credit Extensions, including with respect to the Existing Swingline Letters of Credit, to such Subsidiary Swingline Borrower), (c) in the case of Global Lenders, purchase participations in L/C Obligations and (d) in the case of Global Lenders, purchase participations in Swingline Loans, in each case in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name in columns A and C of Schedule 2.01 (or, in the case of Non-Global Lenders, column C of Schedule 2.01) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; provided, however, that the Commitment of any Global Lender reflected in columns A and C of Schedule 2.01 shall be one and the same, and shall not be cumulative. For the avoidance of doubt, it is agreed and acknowledged that no Non-Global Lender shall have any Commitment with respect to Loans made in Alternative Currencies or to any Borrower organized outside of the United States.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Consolidated EBITDA” means, for any period, for Mettler-Toledo International and the Subsidiaries determined on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

      (a)    Consolidated Interest Charges for such period,

      (b)    the provision for federal, state, local and foreign income and capital taxes for such period,

      (c)    the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income,

      (d)    other non-cash items of expenses or non-cash extraordinary losses deducted in determining such Consolidated Net Income (excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and

      (e)    other cash non-recurring items of expense or cash extraordinary losses deducted in determining such Consolidated Net Income, provided that for any such period, the aggregate amount of cash non-recurring items of expense or cash extraordinary losses referred to in clause (e) shall not constitute more than 10% of Consolidated EBITDA for such period;

minus, to the extent included in calculating such Consolidated Net Income, non-cash extraordinary gains.

Consolidated EBITDA shall be calculated to give pro forma effect to any Acquisition, disposition of assets or discontinuance of operations occurring during any period for which it is being measured by giving pro forma effect to such Acquisition, disposition of assets or discontinuance of operations as if it had occurred at the beginning of such period, which pro forma calculation shall be made in accordance with GAAP, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Mettler- Toledo International and the Subsidiaries on a consolidated basis, as of any date of determination, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (except as provided in clause (d) below), (c) all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, except those being contested, in good faith, not past due more than 60 days after the due date on which each such trade payable or account payable was created), (e) Attributable Indebtedness in respect of Capitalized Leases and Off-Balance Sheet Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e), and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Mettler-Toledo International or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Mettler-Toledo International or such Subsidiary.  For purposes of determining Consolidated Funded Indebtedness, all non-Dollar borrowings will be converted to Dollars at the time of determination.

“Consolidated Interest Charges” means, for any period, for Mettler-Toledo International and the Subsidiaries determined on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest), in each case to the extent treated as interest expense in accordance with GAAP, including the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for four consecutive fiscal quarters most recently ended on or prior to such date for which Mettler-Toledo International has delivered financial statements pursuant to Sections 6.01(a) or (b) to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which Mettler-Toledo International has delivered financial statements pursuant to Sections 6.01(a) or (b).

“Consolidated Net Income” means, for any period, for Mettler-Toledo International and the Subsidiaries on a consolidated basis, net income (excluding extraordinary gains but including extraordinary losses, in either case, whether cash or non-cash) for that period.

“Consolidated Net Worth” means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of Mettler-Toledo International and its Subsidiaries after deducting the minority interests of others in Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) in the case of Eurocurrency Rate Loans, the sum of (i) the Eurocurrency Rate for such Loans plus (ii) the Applicable Rate applicable to such Loans plus (iii) any Mandatory Cost or Statutory Reserve Rate, as applicable, plus (iv) 2% per annum; (b) in the case of Letters of Credit, a rate equal to (i) the Letter of Credit Fee plus (ii) 2% per annum; (c) in the case of Swingline Loans, the sum of (i) the applicable interest rate established by the Swingline Lender plus (ii) any applicable margin established by the Swingline Lender plus (iii) any Mandatory Cost or Statutory Reserve Rate, as applicable, plus (iv) 2% per annum; and (d) in the case of Base Rate Loans and for all other purposes, the sum of (i) the Base Rate for such Loans plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of a Borrowing or participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Borrower” has the meaning specified in Section 11.01.

“Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined in accordance with Section 1.06 for the purchase of Dollars with such Alternative Currency, and (c) with respect to any amount denominated in any Subsidiary Currency (other than Dollars), the equivalent amount thereof in Dollars as determined in accordance with Section 1.06 for the purchase of Dollars with such Subsidiary Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and non-U.S.  statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Mettler-Toledo International, any other Loan Party or any of the Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Mettler-Toledo International within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Sections 412, 430 and 431 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Mettler-Toledo International or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Mettler-Toledo International or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Mettler-Toledo International or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the applicable Quotation Day by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Eurocurrency Rate Loan (as reflected on the applicable Reuters screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Eurocurrency Rate Loan are offered in Same Day Funds for such Interest Period to major banks in the London or other offshore interbank market for such currency by JPMorgan at approximately 11:00 a.m., London time, on the applicable Quotation Day.

“Eurocurrency Rate Loan” means a Revolving Loan to the Revolving Borrowers that bears interest at a rate based on the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Revolving Loans to the Revolving Borrowers denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Jurisdictions” has the meaning set forth in Section 3.01(a).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 7, 2005 (the “Existing Credit Agreement”) and by and among Mettler-Toledo International, the revolving borrowers and subsidiary swingline borrowers party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent and letter of credit issuer.

“Existing Swingline Letters of Credit” means those letters of credit issued prior to the Closing Date by any “Swingline Lender” under the Existing Credit Agreement that is also a Swingline Lender hereunder for the accounts of any Subsidiary Swingline Borrower, which letters of credit, to the extent outstanding, shall automatically and without further action of the parties thereto be converted into Letters of Credit issued pursuant to this Agreement, and for this purpose (i) fees and other amounts in respect thereof shall be payable as if such letters of credit had been issued hereunder on the Closing Date, (ii) the face amount of and any accrued and unpaid fees relating to such letters of credit shall be included in the calculation of Subsidiary L/C Obligations, and (iii) all liabilities of the applicable Subsidiary Swingline Borrower with respect to each such letter of credit shall constitute Obligations.

“Existing Swingline Loans” means all of the “Swingline Loans” outstanding under the Existing Credit Agreement immediately prior to the termination thereof and the effectiveness of this Agreement, including any accrued and unpaid interest thereon.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (i) the fee letter agreement, dated August 12, 2008, among Mettler-Toledo International, the Administrative Agent and the JPMorgan Securities Inc., as Joint-Lead Arranger, and (ii) the fee letter agreement, dated August 14, 2008, among Mettler-Toledo International and Banc of America Securities LLC, as Joint-Lead Arranger, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in Section 10.07(g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States or agencies including the SEC with similar functions of comparable stature and authority with the U.S.  accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Lender” means any financial institution party hereto as a lender other than the Non-Global Lenders, and includes any successor thereto and any Global Lender who becomes a Lender pursuant to an Assignment and Assumption, and, as the context requires, includes each L/C Issuer and each Swingline Lender.

 “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantor” means Mettler-Toledo International, as guarantor pursuant to Article XI.

“Guaranty” means the guarantee of the Guarantor set forth in Article XI.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.15(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    Capitalized Leases and Off-Balance Sheet Obligations; and

(g)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

For purposes of Section 5.07(b) and Section 7.02, the Indebtedness of any Person shall not include Indebtedness that is owed by any wholly-owned Subsidiary of Mettler-Toledo International to Mettler-Toledo International, by Mettler-Toledo International to any wholly owned Subsidiary of Mettler-Toledo International or by any wholly-owned Subsidiary of Mettler-Toledo International to another wholly-owned Subsidiary of Mettler-Toledo International; provided that (a) any such Indebtedness shall be created in the ordinary course of business consistent with standard business practices, (b) any such Indebtedness shall be unsecured, and (c) any such Indebtedness shall be eliminated for purposes of the consolidated financial statements of Mettler-Toledo International in accordance with GAAP.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Interest Payment Date” means (a) as to any Base Rate Loan, the fifth day after the end of each of March, June, September and December (calculated on a calendar quarter basis) commencing with the first such date to occur after the Closing Date and the Maturity Date, (b) as to any Swingline Loan, the last Business Day of each calendar month and the Maturity Date, and (c) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months or 90 days, as the case may be, the respective dates that fall every three months or 90 days, as the case may be, after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date seven days, fourteen days, or one, two, three or six months thereafter, as selected by Mettler-Toledo International in a Loan Notice or, if available from all the Lenders, twelve months thereafter as selected by Mettler-Toledo International in a Loan Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day in the case of a Eurocurrency Rate Loan unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)    any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date for the applicable Loan.

“Inventory” has the meaning ascribed to such term under GAAP.

“Investment” means, as to any Person, at any particular time, (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a capital contribution to, or purchase or other acquisition of any other equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit; provided that ownership of capital stock or other securities of a wholly-owned Subsidiary shall not be an investment.

“IP Rights” has the meaning specified in Section 5.08(b).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Applicable Borrower or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint-Lead Arranger” means (i) J.P. Morgan Securities Inc. and (ii) Banc of America Securities LLC, each in its capacity as joint lead arranger and joint book manager.

 “JPMorgan” means JPMorgan Chase Bank, N.A.

“JPMEL” means the office of J.P. Morgan Europe Limited at Mail Code: London Wall , 125 London Wall,  London EC2Y 5AJ, United Kingdom, Attention: Manager of Loan & Agency Services, Fax: + 44 207 777 2360, ching.loh@jpmorgan.com.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, non-U.S., Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law including, without limitation, all Environmental Laws.

“L/C Advance” means, with respect to each Lender (other than the Non-Global Lenders), such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Revolving Borrower or Swingline Borrower, as applicable, on the Honor Date or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) with respect to the Revolving Borrowers, JPMorgan in its capacity as issuer of Letters of Credit (other than the Bank of America Letters of Credit) hereunder to Revolving Borrowers, or any successor issuer of Letters of Credit to Revolving Borrowers hereunder, (b) with respect to the Bank of America Letters of Credit, Bank of America, N.A., and (c) with respect to each Subsidiary Swingline Borrower, the Swingline Lender who makes Swingline Loans to such Subsidiary Swingline Borrower acting in the capacity of issuer of Letters of Credit (including the Existing Swingline Letters of Credit) hereunder to such Subsidiary Swingline Borrower.  All references in this Agreement to the L/C Issuer shall be deemed a reference to the applicable L/C Issuer issuing the applicable Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn Dollar Equivalent amount of all outstanding Letters of Credit plus the aggregate Dollar Equivalent of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each Global Lender and each Non-Global Lender.

“Lending Office” means, as to any Lender (other than a Swingline Lender), the office or offices of such Lender (or, at the option of such Lender, in the case of any Loan in any Alternative Currency, the office or offices of an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire specified as its “Lending Office”, “Domestic Lending Office” or “Alternative Currency Lending Office”, or such other office or offices as a Lender may from time to time notify Mettler-Toledo International and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued by an L/C Issuer hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” for Letters of Credit issued for the account of the Revolving Borrowers, means an amount equal to the lesser of (a) $25 million and (b) the excess of the unused amount of the Aggregate Commitment, over the portion of the unused Aggregate Commitment held by the Non-Global Lenders, at such time.  The Letter of Credit Sublimit is part of, not in addition to, the Aggregate Commitments.  The Letter of Credit Sublimit does not apply to Letters of Credit issued to Subsidiary Swingline Borrowers; any Letters of Credit issued for the account of Subsidiary Swingline Borrowers are part of the Subsidiary Swingline Borrower Sublimit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Revolving Borrower or a Subsidiary Swingline Borrower pursuant to Article II which may be in the form of a Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement, each Subsidiary Swingline Borrower Request and Assumption Agreement, each Note, each Issuer Document, any Guarantee securing any of the Indebtedness under this Agreement, each Subsidiary Swingline Borrower Sublimit Adjustment Consent, each Notice of Designation of Subsidiary Swingline Borrower, Applicable Subsidiary Currency and Subsidiary Currency Sublimit, each Subsidiary Swingline Borrower Sublimit Adjustment Consent, each Swingline Loan Calculation Date Notice and each Notice of Swingline Loan Amount, each Revolving Borrower Request and Assumption Agreement and each Notice of Designation of Revolving Borrower and Applicable Currency and the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, in each case, if in writing, shall be substantially in the form of Exhibit A hereto.

“Loan Parties” means, collectively, each Revolving Borrower, each Subsidiary Swingline Borrower, the Guarantor and each Subsidiary providing a Guarantee securing any of the Indebtedness under this Agreement.

“London Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London are authorized or required by law to remain closed.

 “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of Mettler-Toledo International and the Subsidiaries taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Property” means all real property and tangible personal property, used primarily for manufacturing or warehousing and owned by a Loan Party or a Material Subsidiary, exclusive of the following: (i) any property financed through obligations issued by a state or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the IRS, includable in gross income of the holder by reason of Section 103(a) of the Code as in effect at the time of the issuance of such obligations; (ii) any real property held for development or sale; or (iii) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 10% of Consolidated Net Worth or which the board of directors of Mettler-Toledo International determines is not material to the operation of the business of the Mettler-Toledo International and its Subsidiaries taken as a whole.

“Material Subsidiary” means any Subsidiary, or for the purposes of Sections 8.01(f) or 8.01(g) only, any Subsidiary or any group of Subsidiaries, having 10% or more of the consolidated tangible assets of Mettler-Toledo International and the Subsidiaries or having 10% or more of the consolidated revenues of Mettler-Toledo International and the Subsidiaries.

“Maturity Date” means August 15, 2013.

“Mettler-Toledo International” has the meaning specified in the introductory paragraph hereto.

“Moody’s” means Moody’s Investors Service, Inc.  and any successor thereto.

“MTBV” has the meaning specified in the introductory paragraph hereto.

“MTH” has the meaning specified in the introductory paragraph hereto.

“MTICV” has the meaning specified in the introductory paragraph hereto.

“MTMHD” has the meaning specified in the introductory paragraph hereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Mettler-Toledo International or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Global Lender” means any financial institution party hereto as a lender that has a Commitment under column C to Schedule 2.01 but not under column A to Schedule 2.01, and includes any successor thereto and any Non-Global Lender who becomes a Lender pursuant to an Assignment and Assumption. For the avoidance of doubt, it is agreed and acknowledged that no Non-Global Lender shall have any Commitment with respect to (i) Revolving Loans which are denominated in an Alternative Currency or made to a Borrower that is not organized in the United States,  (ii) L/C Advances, (iii) Swingline Loans, or (iv) any participations in or reimbursements relating to any of the foregoing.

 “Non-Renewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-U.S. Dollar Swingline Loan” means any Swingline Loan to a Subsidiary Swingline Borrower that is not made in Dollars.

“Notes” means the Revolving Notes and the Swingline Notes.

“Notice of Designation of Additional Revolving Borrower and Applicable Currency” has the meaning specified in Section 2.16(a).

 “Notice of Designation of Additional Subsidiary Swingline Borrower, Applicable Subsidiary Currency and Subsidiary Currency Sublimit” has the meaning specified in Section 2.14(b).

 “Notice of Swingline Loan Amounts” means a notice substantially in the form of Exhibit K.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning specified in the definition of “Restricted Countries”.

“Off-Balance Sheet Obligation” means (for the avoidance of doubt, excluding operating leases) the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment) or (c) an agreement for the sale of receivables or like assets creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S.  jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S.  jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S.  jurisdiction).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date, (b) with respect to Swingline Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date, (c) with respect to any L/C Obligations (excluding Subsidiary L/C Obligations) on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension (excluding L/C Credit Extensions to any Swingline Borrower) occurring on such date and any other changes in the aggregate amount of such L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any such Letters of Credit or any reductions in the maximum amount available for drawing under any such Letters of Credit taking effect on such date, and (d) with respect to Subsidiary L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such Subsidiary L/C Obligations on such date after giving effect to any L/C Credit Extension to Swingline Borrowers occurring on such date and any other changes in the aggregate amount of such Subsidiary L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any such Letters of Credit or any reductions in the maximum amount available for drawing under any such Letter of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars (other than Swingline Loans or Subsidiary L/C Obligations), the Federal Funds Rate, (b) with respect to any amount denominated in an Alternative Currency, a rate determined by the Administrative Agent in accordance with the banking industry rules on interbank compensation, and (c) with respect to any amount denominated in a Subsidiary Currency, the rate of interest per annum, as determined by the applicable Swingline Lender in its reasonable discretion, at which overnight deposits in the applicable Subsidiary Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in such Subsidiary Currency.  The Overnight Rate for any day which is not a Business Day shall be the Overnight Rate for the immediately preceding Business Day.

“Participant” has the meaning specified in Section 10.07(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified in Section 10.20.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Mettler-Toledo International or any ERISA Affiliate or to which Mettler-Toledo International or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Mettler-Toledo International or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective, and such prime rate need not be the lowest interest rate charged by JPMorgan in respect of loans or other extensions of credit.

 “Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender in column D of Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. Notwithstanding the foregoing, any reference to “Pro Rata Share” relating to (i) Revolving Loans which are denominated in an Alternative Currency or made to a Borrower that is not organized in the United States,  (ii) L/C Advances, (iii) Swingline Loans, or (iv) any costs, expenses, fees or other amounts related to any of the foregoing, shall initially be as set forth opposite the name of each Lender in column B of Schedule 2.01 and shall thereafter be calculated excluding the Non-Global Lenders.

“Quotation Day” means (a) with respect to any currency (other than Pounds Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the relevant interbank market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

 “Register” has the meaning specified in Section 10.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Revolving Loans, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a swingline loan notice in form and substance acceptable to the Swingline Lender.

“Required Lenders” means, as of any date of determination, (a) Lenders having more than 50% of the Aggregate Commitments (including, without limitation, the Commitments of the Non-Global Lenders), or (b) if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or otherwise, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “outstanding” by such Lender for purposes of this definition), and with that portion of the Total Outstandings held by Non-Global Lenders being included; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further that for purposes of determining Total Outstandings in this definition, the Assumed Swingline Loan Amount shall not be applied in the calculation.

“Responsible Officer” means (a) with respect to Mettler-Toledo International, the chief executive officer, chairman, president, chief financial officer, treasurer or assistant treasurer of a Loan Party (b) with respect to MTH, MTMHD, MTBV and MTICV their managing director(s) (Geschäftsführer), chairman, chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller, chief accounting officer or finance director and (c) with respect to any other Loan Party, the chairman, chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller, chief accounting officer or finance director.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Countries” means countries that are or become subject to sanctions by the United Nations, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the European Union, Switzerland and/or any other applicable sanctions program.

 “Restricted Payment” means any dividend or other distribution (whether in cash or other tangible property) with respect to any capital stock or other equity interest of any Person or any Subsidiary, or any payment (whether in cash or other tangible property), including any redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Restricted Person” means a Person either (a) located, domiciled, resident, organized under the laws of or incorporated in a Restricted Country (b) being the government or owned or controlled by the government of a Restricted Country or by a Person located, domiciled, resident, organized under the laws of or incorporated in a Restricted Country or (c) identified in any Executive Orders on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC or comparable lists, including other lists of terrorists or terrorist organizations, of the UN, OFAC, the European Union,  Switzerland and/or any other applicable country list, or (d) subject to any sanctions imposed by the United Nations, OFAC, the European Union, Switzerland and/or any other applicable country.

 “Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine; (b) with respect to any Swingline Loan, (i) each date of a Borrowing of a Swingline Loan denominated in a Subsidiary Currency (other than Dollars), and (ii) such additional dates as the Administrative Agent or the applicable Swingline Lender, as the case may be, shall determine; (c) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency or a Subsidiary Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by any L/C Issuer of any Letter of Credit denominated in an Alternative Currency or a Subsidiary Currency, and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer, as the case may be, shall determine; and (d) with respect to the Subsidiary Swingline Borrower Sublimit of all Subsidiary Swingline Borrowers (i) as of each Adjustment Date, and (ii) such additional dates as the Administrative Agent or the applicable Swingline Lender, as the case may be, shall determine.

“Revolving Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16(a).

 “Revolving Borrowers” has the meaning specified in the introductory paragraph hereto.

“Revolving Loan” means an extension of credit by a Lender to a Revolving Borrower under Section 2.01.

“Revolving Note” means a promissory note made by a Revolving Borrower in favor of a Lender evidencing the Revolving Loans made by such Lender to a Revolving Borrower, substantially in the form of Exhibit B hereto.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.  and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars of Revolving Loans or L/C Obligations (other than Subsidiary L/C Obligations), immediately available funds, (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer for the Revolving Borrowers, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency, and (c) with respect to disbursements and payments in a Subsidiary Currency, same day or other funds as may be determined by the Swingline Lender for the applicable Subsidiary Swingline Borrower to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Subsidiary Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Special Notice Currency” means at any time an Alternative Currency or Subsidiary Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Officer” means the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, the Secretary, the Treasurer and the General Counsel of Mettler-Toledo International, and any other executive officer identified as such in Mettler-Toledo International’s annual report on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Spot Rate” for a currency means the rate determined by the Administrative Agent, the applicable L/C Issuer or the applicable Swingline Lender, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m.  on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, the applicable L/C Issuer or the applicable Swingline Lender may obtain such spot rate from another financial institution designated by the Administrative Agent, the applicable L/C Issuer or the applicable Swingline Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency or Subsidiary Currency; provided, further that the applicable Swingline Lender may use such spot rate quoted on the date of Borrowing in the case of any Swingline Loan denominated in a Subsidiary Currency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves)  expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America to which the Administrative Agent is subject, with respect to the Eurocurrency Rate, for eurocurrency fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

 “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Mettler-Toledo International.

“Subsidiary Currency” means, as to any Subsidiary Swingline Borrower, the currency in which such Subsidiary Swingline Borrower may borrow Swingline Loans pursuant to Section 2.04 and have Letters of Credit issued for the account of such Subsidiary Swingline Borrower pursuant to Section 2.03, as set forth in the definition of “Subsidiary Swingline Borrower Sublimit” or as designated by a Subsidiary Swingline Borrower Request and Assumption Agreement for the applicable Subsidiary Swingline Borrower; provided that such designation must be agreed to by the Administrative Agent and the affected Swingline Lender as evidenced by the Notice of Designation of Additional Subsidiary Swingline Borrower, Applicable Subsidiary Currency and Subsidiary Swingline Borrower Sublimit.

“Subsidiary Currency Sublimit” has the meaning set forth in the definition of “Subsidiary Swingline Borrower Sublimit.”

“Subsidiary L/C Obligation” means at any time, for any Subsidiary Swingline Borrower, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all Letters of Credit issued for the account of such Subsidiary Swingline Borrower then outstanding, plus (b) the Dollar Equivalent amount of all unreimbursed drawings under Letters of Credit issued for the account of the Subsidiary Swingline Borrower, including all outstanding L/C Borrowings of such Subsidiary Swingline Borrower.

“Subsidiary Swingline Borrower” has the meaning specified in the introductory paragraph.

“Subsidiary Swingline Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14(b).

“Subsidiary Swingline Borrower Sublimit” means an aggregate amount for all Subsidiary Swingline Borrowers equal to the amount notified by Mettler-Toledo International in accordance with this Agreement to the Administrative Agent from time to time, which amount shall not exceed the lesser of (a) $100 million and (b) the Aggregate Commitments; provided, that no more than 15% of such amount shall be available in the United States to Subsidiary Swingline Borrowers organized under the laws of the United States (or a political subdivision thereof) and the remaining amount shall be available outside the United States.  The Subsidiary Swingline Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments, and the amount of the Letters of Credit an L/C Issuer issues to a Subsidiary Swingline Borrower to whom it makes Swingline Loans is part of, and not in addition to, the Subsidiary Swingline Borrower Sublimit.  Subject to the other provisions in this Agreement, (i) the amount set forth opposite the Subsidiary Swingline Borrower’s name or the Subsidiary Swingline Borrowers’ names in the table below, as adjusted pursuant to the provisions of this definition and Section 2.06, is the aggregate principal amount available to the Subsidiary Swingline Borrowers referenced below for the applicable Subsidiary Currency (the “Subsidiary Currency Sublimit”), and (ii) each Subsidiary Swingline Borrower shall only be permitted to receive Swingline Loans in the jurisdiction set forth opposite its name in the table below (as adjusted pursuant to this definition and Section 2.06); additional Subsidiary Swingline Borrowers, Subsidiary Currencies, Subsidiary Currency Sublimits and permitted jurisdictions for Swingline Loans can be added in a Subsidiary Swingline Borrower Request and Assumption Agreement which shall be consented to by the Administrative Agent and the affected Lenders in a Notice of Designation of Additional Subsidiary Swingline Borrower, Applicable Subsidiary Currency and Subsidiary Currency Sublimit; provided, that, after giving effect to any such addition of Subsidiary Swingline Borrowers, Subsidiary Currencies, Subsidiary Currency Sublimit and permitted jurisdiction for Swingline Loans, (a) the aggregate Subsidiary Swingline Borrower Sublimit for all Subsidiary Swingline Borrowers is not increased by any such adjustment to an amount greater than $100 million and (b) the aggregate Outstanding Amount of all Revolving Loans, plus the aggregate Outstanding Amount of all L/C Obligations (excluding Subsidiary L/C Obligations), plus the then Assumed Swingline Loan Amount shall not exceed the Aggregate Commitments.

Name of Subsidiary Swingline Borrower	Subsidiary Currency and Subsidiary Currency Sublimit	Permitted Jurisdiction in which Swingline Loans may be made to such Subsidiary Swingline Borrower
Mettler-Toledo, Inc.	Dollars – 15 million	United States
Mettler-Toledo Inc. (Canada)	Canadian dollars – 4 million	Canada
MTH and Mettler-Toledo AG	Swiss Francs – 35 million	Switzerland
Mettler-Toledo Holding (France) SAS	Euro – 3.5 million	France
MTMHD	Euro – 7 million	Germany
Mettler-Toledo K.K.	Yen – 200 million	Japan
Mettler-Toledo Limited, Mettler-Toledo UK	Pounds Sterling – 4 million	United Kingdom
Holdings Limited, Mettler-Toledo Safeline X-
Ray Limited and Mettler-Toledo Safeline
Limited
MTBV and/or MTNV	Euro – 2 million	Netherlands and Belgium

Mettler-Toledo International may adjust the aggregate amount of the Subsidiary Swingline Borrower Sublimit for all Subsidiary Swingline Borrowers and the Subsidiary Currency Sublimit for any Subsidiary Swingline Borrower upward or downward at any time; provided that (a) the aggregate Subsidiary Swingline Borrower Sublimit for all Subsidiary Swingline Borrowers is not increased by any such adjustment to an amount greater than $100 million (provided, that no more than 15% of such amount shall be available in the United States to Subsidiary Swingline Borrowers organized under the laws of the United States (or a political subdivision thereof) and the remaining amount shall be available outside the United States), (b) after giving effect to any such adjustment, the Outstanding Amount of the applicable Subsidiary L/C Obligations and Swingline Loans subject to the adjusted Subsidiary Currency Sublimit shall not exceed the amount of the adjusted Subsidiary Currency Sublimit for such Subsidiary Swingline Borrower, (c) after giving effect to the adjustment to the Subsidiary Swingline Borrower Sublimit, the aggregate Outstanding Amount of all Revolving Loans, plus the aggregate Outstanding Amount of all L/C Obligations (excluding Subsidiary L/C Obligations), plus the Assumed Swingline Loan Amount reflecting the adjustment to the Subsidiary Swingline Borrower Sublimit shall not exceed the Aggregate Commitments and (d) such adjustment does not change the permitted jurisdictions in which Swingline Loans may be made unless approved in writing by the applicable Swingline Lender and the Administrative Agent; and provided, further that (a) in the event the adjustment is to the Subsidiary Currency Sublimit for any Subsidiary Swingline Borrower, the consent of the Swingline Lender or Swingline Lenders lending in the affected currencies to the affected Subsidiary Swingline Borrowers, which consent shall be substantially in the form of Exhibit I (each a “Subsidiary Swingline Borrower Sublimit Adjustment Consent”), shall be required, and (b) in the event a Subsidiary Swingline Borrower Sublimit Adjustment Consent is presented pursuant to the last sentence of Section 2.03(c)(v) or Section 2.04(e)(v), the consent of the Administrative Agent shall be required on such Subsidiary Swingline Borrower Sublimit Adjustment Consent for any adjustment of the aggregate amount of the Subsidiary Swingline Borrower Sublimit for all Subsidiary Swingline Borrowers and the Subsidiary Currency Sublimit for any Subsidiary Swingline Borrower.  Promptly after any adjustment of any Subsidiary Swingline Borrower Sublimit or any Subsidiary Currency Sublimit pursuant to clause (a) of the second proviso in the immediately preceding sentence, or in any other case where the Administrative Agent’s consent is not required hereunder, Mettler-Toledo International shall provide written notice to the Administrative Agent of such adjustment and represent and warrant that the adjustment complies with the requirements of the definition of “Subsidiary Swingline Borrower Sublimit” and the provisions of this Agreement.

“Subsidiary Swingline Borrower Sublimit Adjustment Consent” has the meaning specified in the definition of “Subsidiary Swingline Borrower Sublimit”.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for       any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means:

(a)	JPMorgan Chase Bank, N.A. in connection with a loan to Mettler-Toledo Inc. (Canada) in an aggregate principal amount of 4 million Canadian dollars;

(b)	Credit Suisse in connection with loans to MTH and/or Mettler-Toledo AG in the aggregate principal amount of 35 million Swiss Francs;

(c)	Societe Generale in connection with a loan to Mettler-Toledo Holding (France) SAS in an aggregate principal amount of 3.5 million Euros;

(d)	Bayerische Hypo-und Vereinsbank AG, Ulm, in connection with a loan to MTMHD in an aggregate principal amount of 7 million Euros;

(e)	The Bank of Tokyo-Mitsubishi UFJ, Ltd., Shimbashi Commercial Banking Office, in connection with a loan to Mettler-Toledo K.K. in an aggregate principal amount of 200 million Yen;

(f)
The Royal Bank of Scotland plc acting either on its own behalf or through its Affiliate National Westminster Bank Plc, in connection with loans to Mettler-Toledo Limited, Mettler-Toledo UK Holdings Limited, Mettler-Toledo Safeline X-Ray Limited and/or Mettler-Toledo Safeline Limited in an aggregate principal amount of 4 million Pounds Sterling;

(g)	ING Bank N.V., Dublin Branch, in connection with loans to MTBV and/or MTNV in an aggregate principal amount of 2 million Euros; and

(h)	Wells Fargo Bank, N.A., in connection with loans to Mettler-Toledo, Inc. in an aggregate principal amount of 15 million Dollars;

and any Lender willing to act as Swingline Lender, acceptable to the Administrative Agent and Mettler-Toledo International which, if applicable, subsequently becomes a Swingline Lender in a manner consistent with Section 7.10.  Any Swingline Lender may resign or not otherwise be obligated to serve as Swingline Lender upon 90 days’ notice to the applicable Subsidiary Swingline Borrower and Mettler-Toledo International.

“Swingline Loans” has the meaning specified in Section 2.04(a).

“Swingline Loan Calculation Date” has the meaning specified in Section 2.05(c).

“Swingline Loan Calculation Date Notice” means a notice substantially in the form of Exhibit J hereto.

“Swingline Note” means a promissory note made by a Subsidiary Swingline Borrower in favor of a Swingline Lender evidencing Swingline Loans made by such Swingline Lender to such Subsidiary Swingline Borrower in a specified Subsidiary Currency substantially in the form of Exhibit C hereto.

“Swiss Borrower” means any Borrower incorporated in Switzerland and/or having a registered office in Switzerland (including a Swiss branch through which such Borrower is acting in relation to this Agreement) and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Federal Withholding Tax Act.

 “Swiss Federal Debt Enforcement and Bankruptcy Act” means the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889 (Bundesgesetz über Schuldbetreibung und Konkurs vom 11. April 1889).

 “Swiss Federal Withholding Tax” means a tax under the Swiss Federal Withholding Tax Act.

 “Swiss Federal Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz vom 13. Oktober 1965 über die Verrechnungssteuer).

 “Swiss Franc” means the lawful currency of Switzerland.

“Swiss Non-Qualifying Bank” means a financial institution or other entity which does not qualify as a Swiss Qualifying Bank.

 “Swiss Qualifying Bank” means a financial institution which (i) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, (ii) carries on a true banking activity in such jurisdiction as its main purpose, and (iii) has personnel, premises, communication devices and decision-making authority of its own, all as per the Swiss Federal Withholding Tax Act and per explanatory notes of the Swiss Federal Tax Administration No. S-02-123(9.86) and S 02.128(1.2000) or legislation or explanatory notes addressing the same issues which are in force at such time.

 “Swiss Subsidiary” means any Subsidiary incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Federal Withholding Tax Act.

 “Swiss Twenty Non-Bank Regulations” means the regulations pursuant to the explanatory notes S-02.122.1(4.99), S-02.122.2(4.1999) and S-02.128(1.2000) of the Swiss Federal Tax Administration (or legislation or explanatory notes addressing the same issues which are in force at such time) pursuant to which the aggregate number of persons and legal entities, which are Swiss Non-Qualifying Banks and to which the Swiss Borrower directly or indirectly owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, this Agreement, taken together, shall not exceed twenty at any time in order to not trigger Swiss Federal Withholding Tax.

 “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent or the applicable Swingline Lender, as the case may be, to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

 “Taxes” has the meaning specified in Section 3.01(a).

“Termination Date” has the meaning specified in Section 11.04.

“Threshold Amount” means $25 million.

“Total Outstandings” means the aggregate Outstanding Amount of (a) all Revolving Loans, (b) all L/C Obligations (excluding Subsidiary L/C Obligations), (c) all Subsidiary L/C Obligations and (d) all Swingline Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Yen” and “¥” mean the lawful currency of Japan.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

      (i)     Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

      (ii)    The term “including” is by way of example and not limitation.

         (iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

        (d)    Any reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.

(e)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(f)    All references to any Person shall also refer to the successors and assigns of such Person permitted hereunder.

1.03 Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

        (b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Mettler-Toledo International or the Required Lenders shall so request, the Administrative Agent, the Lenders and Mettler-Toledo International shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and Mettler-Toledo International); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) upon the request of the Administrative Agent, Mettler-Toledo International shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding.  Any financial ratios required to be maintained by Mettler-Toledo International pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Exchange Rates; Currency Equivalents.  (a)  The Administrative Agent, the L/C Issuer or the Swingline Lender, as the case may be, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies or Subsidiary Currencies (other than Dollars).  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Mettler-Toledo International hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent, the applicable L/C Issuer or the applicable Swingline Lender, as the case may be.  Each determination of the Dollar Equivalent by the Administrative Agent, the applicable L/C Issuer or the applicable Swingline Lender, as the case may be, shall be conclusive and binding on the Applicable Borrower in absence of manifest error.

        (b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or a Swingline Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency or a Subsidiary Currency (other than Dollars), such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency or Subsidiary Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the applicable L/C Issuer or the applicable Swingline Lender, as the case may be.

1.07 Additional Alternative Currencies.  (a)  Mettler-Toledo International may from time to time request that Eurocurrency Rate Loans be made to the Revolving Borrowers and/or Letters of Credit be issued for the accounts of the Revolving Borrowers in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and that the making of Loans in such currency by the Global Lenders would not be prohibited by applicable law.  In the case of any such request with respect to the making of Eurocurrency Rate Loans to the Revolving Borrowers, such request shall be subject to the approval of the Administrative Agent and each of the Global Lenders; and in the case of any such request with respect to the issuance of Letters of Credit for the account of the Revolving Borrowers, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer issuing Letters of Credit for the accounts of the Revolving Borrowers.

        (b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty Business Days prior to the date of the desired Credit Extension to the Revolving Borrowers (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit for the accounts of the Revolving Borrowers, the L/C Issuer issuing Letters of Credit for the accounts of the Revolving Borrowers, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Global Lender thereof; and in the case of any such request pertaining to Letters of Credit for the accounts of the Revolving Borrowers, the Administrative Agent shall promptly notify the L/C Issuer thereof.  Each Global Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer issuing Letters of Credit for the accounts of the Revolving Borrowers (in the case of a request pertaining to Letters of Credit for the accounts of the Revolving Borrowers) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of such Eurocurrency Rate Loans or the issuance of such Letters of Credit, as the case may be, in such requested currency.

        (c)    Any failure by a Global Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Global Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit for the accounts of the Revolving Borrowers to be issued in such requested currency.  If the Administrative Agent and all the Global Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify Mettler-Toledo International and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer issuing Letters of Credit for the accounts of the Revolving Borrowers consent to the issuance of Letters of Credit for the accounts of the Revolving Borrowers in such requested currency, the Administrative Agent shall so notify Mettler-Toledo International and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any such Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify Mettler-Toledo International.

1.08 Change of Currency.  (a)  Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

        (b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

        (c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.09 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.10 Letter of Credit Amounts.  Unless otherwise specified, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to each of the Revolving Borrowers (each such loan, a “Revolving Loan”) in Dollars or, in the case of the Global Lenders, in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the aggregate Outstanding Amount of all Revolving Loans, plus the aggregate Outstanding Amount of all L/C Obligations (excluding Subsidiary L/C Obligations), plus the Assumed Swingline Loan Amount shall not exceed the Aggregate Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations (excluding Subsidiary L/C Obligations), plus such Lender’s Pro Rata Share of the Assumed Swingline Loan Amount shall not exceed such Lender’s Commitment.  Notwithstanding the foregoing sentence, subject to the terms and conditions set forth herein, each Lender (other than the Non-Global Lenders) severally agrees to make Revolving Loans (without application of the Assumed Swingline Loan Amount) in an amount equal to its Pro Rata Share of the Revolving Loans made to refinance Swingline Loans in accordance with Section 2.04(e) and to refinance drawings under Letters of Credit for the account of Subsidiary Swingline Borrowers which have not been reimbursed on the Honor Date by such Subsidiary Swingline Borrowers in accordance with Section 2.03(c), in each case, in an aggregate amount not to exceed such Lender’s Commitment; provided, however, that after giving effect to any such Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of all Loans of any Lender, plus the aggregate Outstanding Amount of all L/C Obligations of any Lender shall not exceed such Lender’s Commitment, and (iii) the Outstanding Amount of all Subsidiary L/C Obligations of such Subsidiary Swingline Borrower, plus the Outstanding Amount of all Swingline Loans of such Subsidiary Swingline Borrower shall not exceed such Subsidiary Swingline Borrower’s Subsidiary Currency Sublimit.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans (other than Swingline Loans).  (a)  Each Borrowing of Revolving Loans, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon Mettler-Toledo International’s irrevocable notice to the Administrative Agent, which may be given by telephone or email; provided, however, that any notice relating to the borrowing, conversion or continuation of Revolving Loans denominated in an Alternative Currency shall be delivered in writing to JPMEL (which writing may be in the form of electronic mail attaching the relevant Loan Notice, so long as such electronic mail notice is promptly followed by a signed confirmation via facsimile or telecopy), and receipt thereof by JPMEL shall constitute receipt by the Administrative Agent.  Each of the other Revolving Borrowers hereby irrevocably appoints Mettler-Toledo International as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, unless otherwise specified herein, including, without limitation, (i) the giving and receiving of notices (including, without limitation, Loan Notices) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Loans made by the Lenders.  Any acknowledgement, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all the Revolving Borrowers, or by each Revolving Borrower acting singly, shall be valid and effective if given or taken only by Mettler- Toledo International, whether or not any Revolving Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Administrative Agent or JPMEL by Mettler-Toledo International in accordance with the terms of this Agreement shall be deemed to have been delivered by each Revolving Borrower.  Each such notice must be received by the Administrative Agent or JPMEL, as applicable, not later than 11:00 a.m (London time, in the case of notices to JPMEL) (i) three Business Days prior to the requested date of any Borrowing of Revolving Loans or, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of Revolving Loans or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the same Business Day as the requested date of any Borrowing of Base Rate Loans; provided, however, that if Mettler-Toledo International wishes to request Eurocurrency Rate Loans having an Interest Period other than seven days, fourteen days or one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent or JPMEL, as applicable, not later than 11:00 a.m. (London time, in the case of notices to JPMEL) (i) three Business Days prior to the requested date of such Borrowing of Revolving Loans, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing of Revolving Loans, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m. (i) two Business Days before the requested date of such Borrowing of Revolving Loans, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing of Revolving Loans, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify Mettler-Toledo International (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders.  Each telephonic or email notice by Mettler-Toledo International pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Mettler-Toledo International.  Except as provided in Section 2.04(e), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5 million or a whole multiple of $1 million in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether Mettler-Toledo International is requesting a Borrowing of Revolving Loans, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing of Revolving Loans, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Loans are to be converted or continued, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Revolving Loans to be borrowed, (vii) if applicable, the name of the Revolving Borrower if other than Mettler- Toledo International and (viii) whether the Revolving Borrower is organized under the laws of the United States (or a political subdivision thereof) or under the laws of a jurisdiction other than the United States.  If Mettler-Toledo International fails to specify a currency or the jurisdiction of organization of the applicable Revolving Borrower in a Loan Notice requesting a Borrowing of Revolving Loans, then the Revolving Loans so requested shall be made in Dollars to Mettler-Toledo International.  Except as provided in Sections 2.03(c) and 2.04(e), if Mettler-Toledo International fails to specify a Type of Loan in a Loan Notice or if Mettler-Toledo International fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Revolving Loans denominated in an Alternative Currency, such Revolving Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If Mettler-Toledo International requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be repaid in the original currency of such Revolving Loan and reborrowed in the other currency.  No refinancing of a Swingline Loan pursuant to Section 2.04(e) or refinancing of a drawing under a Letter of Credit for the account of a Subsidiary Swingline Borrower which has not been reimbursed on the Honor Date by such Subsidiary Swingline Borrower pursuant to Section 2.03(c) may be converted into a Revolving Loan, but instead must be repaid through the Borrowing of a Revolving Loan in accordance with the provisions set forth in Sections 2.01, 2.02, 2.03(c) and 2.04(e).

        (b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by Mettler-Toledo International, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection (a).  In the case of a Borrowing of Revolving Loans, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Revolving Loan denominated in Dollars, and not later than 1:00 p.m. London time in the case of any Revolving Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing of a Revolving Loan is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to Mettler-Toledo International or the other applicable Revolving Borrower in like funds as received by the Administrative Agent either by (i) crediting an account of such Borrower on the books of JPMorgan with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Mettler-Toledo International; provided, however, that if, on the date the Loan Notice with respect to such Borrowing of Revolving Loans denominated in Dollars is given by Mettler-Toledo International, there are L/C Borrowings outstanding, then the proceeds of such Borrowing of Revolving Loans, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Applicable Borrower as provided above.

        (c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

        (d)    The Administrative Agent shall promptly notify Mettler-Toledo International and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Mettler-Toledo International and the Lenders of any change in JPMorgan’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

        (e)    After giving effect to all Borrowings of Revolving Loans, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans.  No more than five different Alternative Currencies shall be utilized for all outstanding Revolving Loans.

        (f)    The obligations of the Lenders under the Agreement are several. The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.

        (g)    Notwithstanding anything in this Section 2.02 to the contrary, it is agreed and acknowledged that no Non-Global Lender shall have any Commitment or be required to participate in any Revolving Loan made in an Alternative Currency or made to any Borrower organized outside of the United States.

2.03 Letters of Credit.

(a)    The Letter of Credit Commitment.

        (i)    Subject to the terms and conditions set forth herein, (A) the applicable L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit to any Revolving Borrower, denominated in Dollars or in one or more Alternative Currencies for the account of such Revolving Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under such Letters of Credit; and (B) the Lenders (other than the Non-Global Lenders) severally agree to participate in Letters of Credit issued for the account of the Revolving Borrowers and any drawings thereunder; provided that the Revolving Borrowers shall not request, and the L/C Issuer shall not be obligated to make, any L/C Credit Extension with respect to any Letter of Credit issued for the account of any Revolving Borrower, and no Lender shall be obligated to participate in any Letter of Credit issued for the account of any Revolving Borrower, if as of the date of such L/C Credit Extension, (w) the aggregate Outstanding Amount of all Revolving Loans, plus the aggregate Outstanding Amount of all L/C Obligations (excluding Subsidiary L/C Obligations), plus the Assumed Swingline Loan Amount would exceed the Aggregate Commitments; (x) the aggregate Outstanding Amount of all Revolving Loans other than the portion of Revolving Loans made by the Non-Global Lenders, plus the aggregate Outstanding Amount of all L/C Obligations (excluding Subsidiary L/C Obligations), plus the Assumed Swingline Loan Amount would exceed the excess of the Aggregate Commitments over the portion of the Aggregate Commitments held by the Non-Global Lenders; (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations (excluding Subsidiary L/C Obligations), plus such Lender’s Pro Rata Share of the Assumed Swingline Loan Amount would exceed such Lender’s Commitment; or (z) the aggregate Outstanding Amount of all the L/C Obligations for the account of the Revolving Borrowers would exceed the Letter of Credit Sublimit.  Subject to the last sentence of Section 2.03(c)(v) and the terms and conditions set forth herein the applicable L/C Issuers severally agree, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date to issue Letters of Credit for the account of the Subsidiary Swingline Borrower to whom it makes Swingline Loans denominated in the Subsidiary Currency applicable to such Subsidiary Swingline Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under such Letters of Credit; provided that the Subsidiary Swingline Borrowers shall not request, and the L/C Issuer shall not be obligated to make, any L/C Credit Extension with respect to any Letter of Credit issued for the account of any Subsidiary Swingline Borrower, if as of the date of such L/C Credit Extension (without application of the Assumed Swingline Loan Amount), the Outstanding Amount (calculated in the applicable Subsidiary Currency) of all Subsidiary L/C Obligations of the applicable Subsidiary Swingline Borrower, plus the Outstanding Amount (calculated in the applicable Subsidiary Currency) of all Swingline Loans of such Subsidiary Swingline Borrower would exceed such Subsidiary Swingline Borrower’s Subsidiary Currency Sublimit; and provided, further, that each Swingline Lender need only make Letters of Credit available in the Subsidiary Currency applicable to such Subsidiary Swingline Borrower as such Swingline Lender, Subsidiary Swingline Borrower and the Administrative Agent shall agree in accordance with this Agreement.  In addition, the Lenders severally agree to participate in Letters of Credit issued for the account of the Subsidiary Swingline Borrowers and any drawings thereunder in accordance with the provisions set forth in Sections 2.01, 2.02 and 2.03(c).  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

        (ii)    The L/C Issuer shall not issue any Letter of Credit, if:

                                               (A)         subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(B)   the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(C)   such Letter of Credit for the account of a Revolving Borrower is to be denominated in a currency other than Dollars or an Alternative Currency, unless all the Lenders have consented thereto; or

(D)          such Letter of Credit for the account of a Subsidiary Swingline Borrower is to be denominated in a currency other than the applicable Subsidiary Currency for such Subsidiary Swingline Borrower.

        (iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)   the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer;

(C)   except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than the Dollar Equivalent of $250,000;

(D)   the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(E)   such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F)   a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(G)   such Letter of Credit or the Borrower on whose behalf it is issued is not in compliance with Section 5.19.

(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

        (b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)   Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Applicable Borrower delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Applicable Borrower or Mettler-Toledo International.  Such Letter of Credit Application must be received by the L/C Issuer (A) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (B) not later than 11:00 a.m., or the applicable local time specified by the L/C Issuer, in the case of Letters of Credit to be issued or amended for the account of Subsidiary Swingline Borrowers, at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency or a Subsidiary Currency, as applicable; or in each case such later date and time as the L/C Issuer may agree in a particular instance in their sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer the following: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer the following: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Applicable Borrower shall furnish to the L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer may require.

(ii)   Promptly after receipt of any Letter of Credit Application, the L/C Issuer will provide the Administrative Agent with a copy of such Letter of Credit Application.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)   If the Applicable Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as renewed) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Renewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such renewal.

(iv)   If any Letter of Credit contains provisions providing for automatic reinstatement of the stated amount after any drawing thereunder, (A) unless otherwise directed by the L/C Issuer, the Applicable Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement, and (B) the Administrative Agent and the Lenders hereby authorize and direct the L/C Issuer to permit such automatic reinstatement.

(v)   Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

        (c)    Drawings and Reimbursements; Funding of Participations.

(i)   Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Applicable Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency or a Subsidiary Currency, as the case may be, the Applicable Borrower shall reimburse the L/C Issuer in such Alternative Currency or Subsidiary Currency, as the case may be, unless with respect to a Letter of Credit denominated in an Alternative Currency (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Applicable Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency or the applicable local time specified by the L/C Issuer on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in a Subsidiary Currency, as the case may be, (each such date, an “Honor Date”), the Applicable Borrower shall reimburse the L/C Issuer (i) in the case of Revolving Borrowers, through the Administrative Agent, and (ii) in the case of Subsidiary Swingline Borrowers, to the applicable L/C Issuer directly, in an amount equal to the amount of such drawing and in the applicable currency.  If the Applicable Borrower fails to so reimburse the L/C Issuer by such time on the Honor Date, the L/C Issuer shall so notify the Administrative Agent (the Administrative Agent will provide a copy of the notice to the Applicable Borrower and Mettler-Toledo International), and specify in such notice the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency or Subsidiary Currency (other than Dollars), as the case may be) (the “Unreimbursed Amount”).  Immediately upon receipt of such notice from the L/C Issuer, the Administrative Agent shall promptly notify each Lender (excluding the Non-Global Lenders) of the Honor Date, the amount of the Unreimbursed Amount, and the amount of such Lender’s Pro Rata Share thereof.  In such event, Mettler-Toledo International shall be deemed to have requested a Borrowing of Revolving Loans in the form of Base Rate Loans under Section 2.01 to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)   Each Lender (excluding the Non-Global Lenders, but including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan in the form of a Base Rate Loan to Mettler-Toledo International in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars, or if requested by the L/C Issuer, the equivalent amount thereof in an Alternative Currency or Subsidiary Currency as determined by the applicable L/C Issuer at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency or Subsidiary Currency with Dollars.

(iii)   With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans in the form of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Mettler-Toledo International shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)   Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)   Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower, the Administrative Agent, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Sections 2.01 and 2.02, this Section 2.03 and the conditions set forth in Section 4.02 (other than delivery by Mettler-Toledo International of a Loan Notice). For the avoidance of doubt, it is agreed and acknowledged that no Non-Global Lender shall have any obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.  To the extent Lenders make the Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under a Letter of Credit issued for the account of the Subsidiary Swingline Borrower pursuant to Section 2.03(c), the amount of such Subsidiary Swingline Borrower’s Subsidiary Currency Sublimit so funded as a Loan or L/C Advance shall not be available for Borrowings of Swingline Loans until a Subsidiary Swingline Borrower Sublimit Adjustment Consent is presented and consented to by the appropriate parties.

(vi)   If any Lender (other than the Non-Global Lenders) fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

        (d)     Repayment of Participations.

(i)   At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Mettler-Toledo International, the Applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)   If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

        (e)       Obligations Absolute.  The obligation of the Applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

        (i)     any lack of validity or enforceability of such Letter of Credit, this Agreement, any agreement or instrument relating thereto;

        (ii)    the existence of any claim, counterclaim, set-off, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

        (iii)   any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

        (iv)   any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

        (v)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency or relevant Subsidiary Currency to any Borrower or in the relevant currency markets generally; or

        (vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with  such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer.  Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

        (f)     Role of L/C Issuer.  Each Lender and the Applicable Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Neither the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  Each Applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Applicable Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Applicable Borrower which such Applicable Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        (g)     Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Applicable Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).  The Administrative Agent or the L/C Issuer may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in currencies acceptable to the Administrative Agent pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Applicable Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of L/C Obligations, the Applicable Borrower will forthwith, upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in deposit accounts at JPMorgan as aforesaid, an amount equal to the excess of (i) such aggregate Outstanding Amount over (ii) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the L/C Issuer.

        (h)    Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Applicable Borrower when a standby Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

        (i)    Letter of Credit Fees.  Mettler-Toledo International and the Applicable Borrower shall be jointly and severally liable for, and Mettler-Toledo International shall pay (i) with respect to Letters of Credit issued for any Revolving Borrower, to the Administrative Agent for the account of each Lender (other than the Non-Global Lenders) in accordance with its Pro Rata Share, in Dollars, and (ii) with respect to Letters of Credit issued for any Subsidiary Swingline Borrower for the account of the L/C Issuer in the applicable Subsidiary Currency, a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to (A) with respect to Letters of Credit issued for the account of any Revolving Borrower, the Applicable Rate times the Dollar Equivalent of the actual daily face amount of such Letter of Credit or (B) with respect to Letters of Credit issued for the account of any Subsidiary Swingline Borrower, the margin applicable for Letters of Credit for the account of such Subsidiary Swingline Borrower as established by the L/C Issuer times the actual daily face amount of such Letter of Credit.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the fifth day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand as calculated by (x) the Administrative Agent with respect to Letters of Credit issued for the account of the Revolving Borrowers, or (y) the applicable L/C Lender with respect to any Letter of Credit issued solely for the account of a Subsidiary Swingline Borrower.  If there is any change in the Applicable Rate for Letters of Credit issued for the account of any Revolving Borrower or the applicable margin for Letters of Credit issued for the account of any Subsidiary Swingline Borrower during any quarter, the actual daily face amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate for Letters of Credit issued for the account of any Revolving Borrower or the applicable margin for Letters of Credit issued for the account of any Subsidiary Swingline Borrower separately for each period during such quarter that such Applicable Rate  for Letters of Credit issued for the account of any Revolving Borrower or the applicable margin for Letters of Credit issued for the account of any Subsidiary Swingline Borrower was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

        (j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Mettler-Toledo International and the Applicable Borrower shall be jointly and severally liable for, and Mettler-Toledo International shall pay directly to the L/C Issuer for its own account, in Dollars, such Alternative Currency or such Subsidiary Currency, as the case may be, as shall be separately agreed, a fronting fee with respect to each Letter of Credit at a rate per annum equal to (A) with respect to Letters of Credit issued for any Revolving Borrower, 0.125% times the Dollar Equivalent of the actual daily face amount of such Letter of Credit or (B) with respect to Letters of Credit issued for the account of any Subsidiary Swingline Borrower, 0.125% times the actual daily face amount of such Letter of Credit, each as calculated by the applicable L/C Issuer.  Such fronting fee shall be computed on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December, in respect of the most recently-ended quarter period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, each Applicable Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect, in Dollars, such Alternative Currency or such Subsidiary Currency, as the case may be, as shall be separately agreed.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

        (k)    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

2.04 Swingline Loans.

        (a)    The Swingline.  Subject to the last sentence of Section 2.04(e)(v) and the other terms and conditions set forth herein, each Swingline Lender severally agrees to make revolving loans (without application of the Assumed Swingline Loan Amount) to Subsidiary Swingline Borrowers (each such loan, a “Swingline Loan”) from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the applicable Subsidiary Swingline Borrower’s Subsidiary Currency Sublimit; provided, however, that after giving effect to any Swingline Loan, the Outstanding Amount (calculated in the applicable Subsidiary Currency) of the applicable Swingline Loans of a Subsidiary Swingline  Borrower, plus the Outstanding Amount (calculated in the applicable Subsidiary Currency) of all Subsidiary L/C Obligations of such Subsidiary Swingline Borrower shall not exceed such Subsidiary Swingline Borrower’s Subsidiary Currency Sublimit. All Existing Swingline Loans under the Existing Credit Agreement are deemed to be extended hereunder as of the Closing Date.

        (b)    Currencies and Jurisdictions for Swingline Loans.  Notwithstanding any other provision of this Agreement, each Subsidiary Swingline Borrower shall only borrow Swingline Loans in, and no Swingline Lender shall make any Swingline Loan to such Subsidiary Swingline Borrower, other than in the Subsidiary Currency and jurisdiction denoted for such Subsidiary Swingline Borrower in the definition of “Subsidiary Swingline Borrower Sublimit,” or as designated for such Subsidiary Swingline Borrower in the Subsidiary Swingline Borrower Request and Assumption Agreement.

        (c)    Borrowing Procedures for Swingline Loans.  Unless otherwise agreed between the applicable Swingline Lender and Mettler-Toledo International, each Swingline Borrowing shall be made upon the Subsidiary Swingline Borrower’s irrevocable notice to the applicable Swingline Lender, which may be given by telephone.  To the extent any such notice is delivered, such notice must be received by the applicable Swingline Lender not later than 11:00 a.m. (local time) one Business Day prior to the date of Borrowing unless otherwise agreed between the applicable Swingline Lender and Mettler-Toledo International, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 or a whole multiple of $100,000 in excess thereof or the Dollar Equivalent thereof if denominated in another Subsidiary Currency unless otherwise agreed between the applicable Swingline Lender and Mettler-Toledo International, (ii) the requested date of Borrowing, which shall be a Business Day and (iii) the requested interest rate, margin and interest period (if any). Each such telephonic notice must be confirmed on the same Business Day by delivery to the Swingline Lender of a written swingline loan notice in form and substance acceptable to such Swingline Lender, appropriately completed and signed by a Responsible Officer of the applicable Subsidiary Swingline Borrower.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a) or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender shall make the amount of its Swingline Loan available in the Same Day Funds to the applicable Subsidiary Swingline Borrower at the place and in the manner agreed to by the Swingline Lender.

        (d)    Compliance with Local Law.  Each of the Subsidiary Swingline Borrowers and the Swingline Lenders, as the case may be, shall comply with any local law requirements relating to the incurrence of Indebtedness, such as providing a Borrower with the effective global rate of interest, as required by the relevant local jurisdiction.

(e)    Refinancing of Swingline Loans and Risk Participations.

       (i)    The applicable Swingline Lender at any time in its sole and absolute discretion may request, on behalf of Mettler-Toledo International (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender (other than the Non-Global Lenders) make a Eurocurrency Rate Loan to Mettler-Toledo International (which may be subsequently converted to a Eurocurrency Rate Loan in accordance with Section 2.02) in an amount equal to such Lender’s Pro Rata Share of the amount of Swingline Loans then outstanding in the Dollar Equivalent amount of such  Subsidiary Currency in Dollars or an Alternative Currency as requested by such Swingline Lender.  Such request shall be made in writing at least three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of such Eurocurrency Rate Loan  (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Sections 2.01 and 2.02 and this Section 2.04 for Eurocurrency Rate Loans with an initial Interest Period of one month, without regard to the minimum and multiples specified therein for the principal amount of Eurocurrency Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swingline Lender shall furnish Mettler-Toledo International with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office for the applicable currency (A) not later than 1:00 p.m. on the Business Day specified in such Loan Notice in the case of a Eurocurrency Rate Loan denominated in Dollars and (B) not later than the Applicable Time specified by the Administrative Agent, in the case of a Eurocurrency Rate Loan denominated in an Alternative Currency, in each case on the Business Day specified in the Loan Notice.  The Administrative Agent shall remit the funds so received to the Swingline Lender in Dollars or the Alternative Currency so received, or if requested by the Swingline Lender, the equivalent amount thereof in the applicable Subsidiary Currency as determined by the applicable Swingline Lender at such time on the basis of the Spot Rate (determined as of the funding date) for the purchase of such Subsidiary Currency with the currency received through the Borrowing of the Eurocurrency Rate Loans.

      (ii)    If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Eurocurrency Rate Loans in accordance with Section 2.04(e)(i), Mettler-Toledo International shall be deemed to have incurred from the applicable Swingline Lender a Revolving Loan in the amount of such Swingline Loan that is not so refinanced.  The applicable Swingline Loan shall be deemed fully repaid upon the conversion thereof to a Revolving Loan. In such event, each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(e)(i) shall be deemed payment in respect of its participation in such Revolving Loan. Interest on each such Revolving Loan shall accrue at the Base Rate plus the Applicable Rate.

        (iii)     No Lender shall be required to make a Loan pursuant to clause (i) above, or fund a risk participation pursuant to clause (ii) above, if the making of such Loan or the funding of such risk participation would, in the reasonable judgment of such Lender, violate any applicable law or would result in an adverse tax consequence which does not benefit from the gross-up provisions of Section 3.01 (any such potential violation of applicable law or adverse tax consequence to be communicated by any such Lender to the Administrative Agent as soon as possible after it is discovered), and no Non-Global Lender shall be required to make a Loan pursuant to clause (i) above or fund a risk participation pursuant to clause (ii) above.

       (iv)    If, other than pursuant to clause (iii) above, any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(e) by the time specified in Section 2.04(e)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

    (v)    Except as set forth in clause (iii) above, each Lender’s obligation to make Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.04(e) is subject to the requirements set forth in Sections 2.01 and 2.02 and this Section 2.04 and the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Subsidiary Swingline Borrower to repay Swingline Loans, together with interest as provided herein.  To the extent Lenders make the Loans or purchase and fund risk participations pursuant to this Section 2.04(e), the amount of such Subsidiary Currency Sublimit so purchased or funded as a risk participation shall not be available for Borrowings of Swingline Loans until a Subsidiary Swingline Borrower Sublimit Adjustment Consent is presented and consented to by the appropriate parties.

(f) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute through the Administrative Agent to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.

(g) Interest for Account of Swingline Lender.  The applicable Swingline Lender shall be responsible for invoicing the applicable Swingline Borrower for interest on the Swingline Loans.  Until each Lender funds its Eurocurrency Rate Loan pursuant to Section 2.04(e), or risk participation pursuant to Section 2.04(e) to refinance such Lender’s Pro Rata Share of any Swingline Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swingline Lender.

(h) Payments Directly to Swingline Lender.  The applicable Subsidiary Swingline Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender at the office for payment designated by the Swingline Lender.

2.05 Prepayments.  (a)  The Applicable Borrower may, upon notice from Mettler- Toledo International to the Administrative Agent (or the Swingline Lender for any prepayment of a Swingline Loan), as applicable, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent or the Swingline Lender, as applicable, not later than 11:00 a.m. unless otherwise agreed between Mettler-Toledo International and the applicable Swingline Lender (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans or Swingline Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies or Swingline Loans denominated in Subsidiary Currencies (other than Dollars), and (C) the same Business Day as any date of prepayment of Revolving Loans in the form of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $1 million or a whole multiple of $1 million in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans in Alternative Currencies shall be in a minimum principal amount of $1 million or a whole multiple of $1 million in excess thereof; and (iv) unless otherwise agreed between Mettler-Toledo International and the applicable Swingline Lender, any prepayment of Base Rate Loans or Swingline Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Eurocurrency Rate Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by Mettler-Toledo International, the Applicable Borrower shall irrevocably make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan or Swingline Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) If for any reason (x) the Total Outstandings at any time exceed the Aggregate Commitments then in effect or (y) the Total Outstandings attributable to the Global Lenders at any time exceed the excess of the Aggregate Commitments over the portion of the Aggregate Commitments held by the Non-Global Lenders, the Applicable Borrowers shall immediately prepay Loans and/or the Applicable Borrowers shall Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that such Cash Collateralization of the L/C Obligations pursuant to this Section 2.05(b) shall not be required unless after the prepayment in full of the Loans and Swingline Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(c) On the last Business Day of each month, or at any other time that the Administrative Agent may reasonably request (the date of each such determination, the “Swingline Loan Calculation Date”), each Swingline Lender shall determine the aggregate Outstanding Amount (calculated in the applicable Subsidiary Currency) of all Subsidiary L/C Obligations and all Swingline Loans of the Subsidiary Swingline Borrower to whom it makes Swingline Loans (without application of the Assumed Swingline Loan Amount) and provide a copy of the Swingline Loan Calculation Date Notice to the Administrative Agent of such amount.  The Administrative Agent shall prepare a Notice of Swingline Loan Amounts containing the total aggregate Dollar Equivalent amount of all Subsidiary L/C Obligations and all Swingline Loans of all the Subsidiary Swingline Borrowers and shall provide a copy of such  Notice of Swingline Loan Amounts to Mettler-Toledo International and the Swingline Lenders.  If the aggregate Outstanding Amount of all such Subsidiary L/C Obligations and Swingline Loans at such time exceeds the then aggregate Subsidiary Swingline Borrower Sublimit for all Subsidiary Swingline Borrowers, the Subsidiary Swingline Borrowers, as applicable, shall immediately prepay Swingline Loans and/or the Subsidiary Swingline Borrowers, as applicable, shall immediately Cash Collateralize the Subsidiary L/C Obligations in an aggregate amount equal to such excess; provided, however, that the foregoing shall not apply if Mettler-Toledo International adjusts the Subsidiary Swingline Borrower Sublimit in accordance with the terms of this Agreement.

(d) If the Administrative Agent notifies Mettler-Toledo International at any time that the Outstanding Amount of all Subsidiary L/C Obligations and all Swingline Loans of a Subsidiary Swingline Borrower (without application of the Subsidiary Swingline Borrower’s Pro Rata Share of the Assumed Swingline Loan Amount) denominated in the applicable Subsidiary Currency at such time exceeds an amount equal to 105% of the Subsidiary Currency Sublimit for such Subsidiary Swingline Borrower then in effect, then, within two Business Days after receipt of such notice, such Subsidiary Swingline Borrower shall prepay such Swingline Loans and/or such Subsidiary Swingline Borrower shall Cash Collateralize its Subsidiary L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of its Subsidiary Currency Sublimit then in effect.  The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(e) If the Administrative Agent notifies Mettler-Toledo International at any time that the Outstanding Amount of all Revolving Loans denominated in all currencies at such time exceeds (as a result of currency fluctuations of Revolving Loans in currencies other than Dollars) an amount equal to 105% of the Aggregate Commitments then in effect, then, within five Business Days after receipt of such notice, Mettler-Toledo International shall, or shall cause the applicable Revolving Borrowers to, prepay the Revolving Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect.

2.06 Termination or Reduction of Commitments.  Mettler-Toledo International on behalf of the Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m.  five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1 million or any whole multiple of $1 million in excess thereof, (iii) Mettler-Toledo International on behalf of the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments or the Total Outstandings held by the Global Lenders would exceed the difference between the Aggregate Commitments over the portion of the Aggregate Commitments held by the Non-Global Lenders and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Subsidiary Swingline Borrower Sublimit exceeds the difference between the Aggregate Commitments over the portion of the Aggregate Commitments held by the Non-Global Lenders, such Sublimit shall be automatically reduced by the amount of any such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share.  The amount of any such Aggregate Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Subsidiary Swingline Borrower Sublimit unless otherwise specified by Mettler-Toledo International on behalf of the Borrowers; provided, if Mettler-Toledo International so elects a Letter of Credit Sublimit or Subsidiary Swingline Borrower Sublimit reduction, the reduction shall comply with the proviso in the initial sentence of this Section 2.06.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.  Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans made to such Borrower outstanding on such date.

2.08 Interest.  (a)  Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan to a Revolving Borrower shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (x) in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom, a Participating Member State or any other jurisdiction other than the United States, the Mandatory Cost or (y) in the case of a Eurocurrency Rate Loan lent from a Lending Office in the United States, the Statutory Reserve Rate; (ii) each Base Rate Loan to a Revolving Borrower shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swingline Loan to a Subsidiary Swingline Borrower denominated in a Subsidiary Currency shall bear interest at the rate and applicable margin to be agreed upon by the applicable Swingline Lender, which interest rate shall be consistent with local market standards and which margin shall be the Applicable Rate for Eurocurrency Rate Loans.

(b) If any amount payable by any Applicable Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default exists, each of the Applicable Borrowers shall pay interest on the principal amount of all of their respective outstanding Obligations hereunder at the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) To the extent that interest payable by a Swiss Borrower under a Loan Document becomes subject to Swiss Federal Withholding Tax, each relevant Lender and such Swiss Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authorities) to the extent possible and necessary for such Swiss Borrower to obtain authorization to make interest payments without them being subject to Swiss Federal Withholding Tax or to being subject to Swiss Federal Withholding Tax at a rate reduced under an applicable double taxation treaty.

2.09 Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Facility Fee.  Mettler-Toledo International and the Applicable Borrower shall be jointly and severally liable for their ratable share, and Mettler-Toledo International shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations (without application of the Assumed Swingline Loan Amount)), regardless of usage.  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans, Swingline Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the fifth day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand).  On each such payment date, the amount of facility fee which has accrued to but excluding such payment date shall be due and payable.  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.  (i)  Mettler-Toledo International shall pay to the Joint-Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) Mettler-Toledo International and any other Applicable Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by JPMorgan’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, and all computations of interest for Loans in Pounds Sterling shall be made on the basis of a year of 365 days and the actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies or Subsidiary Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination of an interest rate or fee hereunder shall be conclusive and binding for all purposes absent manifest error.

2.11 Evidence of Debt.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained in the ordinary course of business by such Lender evidencing the Loans made to the Applicable Borrower by such Lender (including the amounts of principal and interest payable or paid to such Lender from time to time).  The Credit Extensions made by each Lender shall also be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by each Lender and the Administrative Agent shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note or a Swingline Note, as applicable, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally.  (a)  All payments to be made by the Applicable Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect (i) to principal of and interest on Revolving Loans denominated in an Alternative Currency, and (ii) to principal of and interest on Swingline Loans denominated in a Subsidiary Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Revolving Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Except as otherwise expressly provided herein, all payments by the Swingline Borrowers hereunder with respect to principal and interest on Swingline Loans denominated in a Subsidiary Currency shall be made as directed by such applicable Swingline Lender, for the account of such Swingline Lender to which such payment is owed, not later than the local time specified by such Swingline Lender to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment on the dates specified by such Swingline Lender.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments (excluding payments of Swingline Loans to Swingline Lenders and reimbursements made by Subsidiary Swingline Lenders under Letters of Credit) due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder (a) in an Alternative Currency or a Subsidiary Currency (other than Dollars), such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency or Subsidiary Currency payment amount or (b) in Dollars in the case of a Swingline Loan or Subsidiary L/C Obligation denominated in Dollars, such Subsidiary Swingline Borrower shall make such payment in the Alternative Currency Equivalent of a currency acceptable to the Swingline Lender.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by the Administrative Agent by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent or the applicable Swingline Lender (i) after 2:00 p.m., in the case of payments in Dollars, (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency or (iii) after the applicable local time specified by the applicable Swingline Lender in the case of payments in a Subsidiary Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower shall become due on a day other than a Business Day, payment shall be made on the next following Business Day, provided, however, in the case of Eurocurrency Rate Loans, such extension of time shall be reflected in computing interest; provided, further, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to a Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, issue Letters of Credit and to fund participations in Letters of Credit and Swingline Loans are several and not joint.  The failure of any Lender to make any Loan, issue any Letter of Credit or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, issue any Letter of Credit or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, or in the case of a Lender under the Note held by such Lender, to charge from time to time against any and all of such Borrower’s accounts with such Lender any amount so due.

2.13 Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, Letters of Credit issued by it or the participations in L/C Obligations or in Swingline Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans or Letters of Credit made by them and/or such subparticipations in the participations in L/C Obligations or Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, Letters of Credit or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Subsidiary Swingline Borrowers.  (a)  The Subsidiary Swingline Borrowers specifically identified in the introductory paragraph of this Agreement shall be “Subsidiary Swingline Borrowers” hereunder effective as of the date hereof and may receive Swingline Loans for its account on the terms and conditions set forth in this Agreement.

(b) Mettler-Toledo International may at any time, upon not less than 15 Business Days’ prior notice from Mettler-Toledo International to the Administrative Agent and the Swingline Lender affected thereby (or such shorter period as may be agreed by the Administrative Agent and the Swingline Lender affected thereby in their sole discretion), and with the consent (not to be unreasonably withheld or delayed) of the Administrative Agent, designate any additional Subsidiary of Mettler-Toledo International (an “Applicant Borrower”) as a Subsidiary Swingline Borrower to receive Swingline Loans hereunder by delivering to the Administrative Agent and the Swingline Lender affected thereby, a duly executed notice and agreement in substantially the form of Exhibit F hereto (a “Subsidiary Swingline Borrower Request and Assumption Agreement”).  The Administrative Agent will promptly deliver to all the other Lenders the executed Subsidiary Swingline Borrower Request and Assumption Agreement.  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to borrow Swingline Loans or request the issuance of Letters of Credit hereunder, the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Applicant Borrower becoming a Subsidiary Swingline Borrower, and the Administrative Agent and the Swingline Lender affected thereby shall have received (i) such supporting resolutions, charter documents, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent and the Swingline Lender affected thereby, as may be required by the Administrative Agent and the Swingline Lender affected thereby in their sole discretion (including without limitation, information necessary to evaluate (A) any withholding tax as may arise in respect of any Swingline Loans made to such Applicant Borrower, and (B) the manner in which Swingline Loans may be made available to the Applicant Borrower, including the requested Subsidiary Currency and the Subsidiary Currency Sublimit, and (ii) Swingline Notes signed by such new requested Subsidiary Swingline Borrower to the extent any Swingline Lender so requires.  If the Administrative Agent and the Swingline Lender affected thereby agree that an Applicant Borrower shall be entitled to receive Swingline Loans hereunder, then promptly following receipt of all such resolutions, incumbency certificates, opinions of counsel and other documents or information from an Applicant Borrower, the Administrative Agent shall send a notice in substantially the form of Exhibit G hereto (a “Notice of Designation of Additional Subsidiary Swingline Borrower, Applicable Subsidiary Currency and Subsidiary Currency Sublimit”) to Mettler-Toledo International, the Swingline Lender affected thereby and the other Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Subsidiary Swingline Borrower for purposes hereof. No Applicant Borrower shall become a Subsidiary Swingline Borrower hereunder if the extension of Loans to such Applicant Borrower by the applicable Swingline Lender would violate any applicable law or if any refinancing thereof or risk participation therein by the Lenders pursuant to Section 2.04(e) would violate applicable law.

        (c)    Mettler-Toledo International shall guarantee the Obligations of each of the other Revolving Borrowers and each of the Subsidiary Swingline Borrowers pursuant to Article XI hereof.

        (d)    Each Subsidiary of Mettler-Toledo International that is or becomes a “Subsidiary Swingline Borrower” pursuant to this Section 2.14 hereby irrevocably appoints Mettler-Toledo International as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, unless otherwise specified herein, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Swingline Borrowers, or by each Swingline Borrower acting singly, shall be valid and effective if given or taken only by Mettler-Toledo International, whether or not any such Swingline Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to Mettler-Toledo International in accordance with the terms of this Agreement shall be deemed to have been delivered to each such Swingline Borrower.

        (e)    Mettler-Toledo International may from time to time, upon not less than 15 Business Days’ prior notice from Mettler-Toledo International to the Administrative Agent and the Swingline Lender affected thereby (or such shorter period as may be agreed by the Administrative Agent and the Swingline Lender affected thereby in their sole discretion), terminate a Subsidiary Swingline Borrower’s status as such, provided that there are no outstanding Swingline Loans payable by such Subsidiary Swingline Borrower, or other amounts payable by such Subsidiary Swingline Borrower on account of any Swingline Loans made to it, as of the effective date of such termination.  The Administrative Agent will promptly notify the Lenders of any such termination of a Subsidiary Swingline Borrower.

2.15 Increase in Commitments.  (a)  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), Mettler-Toledo International may from time to time, request an increase in the Aggregate Commitments by an aggregate amount not exceeding $50 million; provided that (i) any such request for an increase shall be in a minimum amount of $10 million, except in the case of the final request, which may be for the entire remaining amount, and (ii) Mettler-Toledo International may make a maximum of three such requests.  At the time of sending any such notice, Mettler-Toledo International (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Administrative Agent shall notify Mettler-Toledo International and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, Mettler-Toledo International may also invite additional Eligible Assignees satisfactory to the Administrative Agent (acting reasonably) to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

        (b)    If the Aggregate Commitments are increased in accordance with this Section 2.15, the Administrative Agent and Mettler-Toledo International shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify Mettler-Toledo International and the Lenders of the final allocation of such increase and the Increase Effective Date.  As a condition precedent to such increase, Mettler-Toledo International shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (for further distribution to each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of Mettler-Toledo International, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.  The Applicable Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section 2.15; provided that in the case of any Revolving Loans denominated in an Alternative Currency, no such prepayment may be made other than on the last day of the applicable Interest Period for such Loans, unless the Lenders consent thereto.

        (c)    This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Additional Revolving Borrowers.  (a)  Mettler-Toledo International may at any time, upon not less than 15 Business Days’ prior notice from Mettler-Toledo International to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), and with the consent of the Administrative Agent, designate any additional Subsidiary of Mettler-Toledo International (an “Applicant Revolving Borrower”) as a Revolving Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent a duly executed notice and agreement in substantially the form of Exhibit L hereto (a “Revolving Borrower Request and Assumption Agreement”).  The Administrative Agent will promptly deliver to all the other Lenders the executed Revolving Borrower Request and Assumption Agreement.  The parties hereto acknowledge and agree that prior to any Applicant Revolving Borrower becoming entitled to borrow Revolving Loans or request the issuance of Letters of Credit hereunder, the Administrative Agent shall have consented to such Applicant Revolving Borrower becoming a Revolving Borrower. With respect to any Applicant Revolving Borrower organized under the laws of a jurisdiction (or any political subdivision thereof) other than Switzerland, the Netherlands, Luxembourg and the states of Delaware and Ohio, all of the Global Lenders also shall have consented to such Applicant Revolving Borrower becoming a Revolving Borrower. Any Global Lender that does not respond to a Revolving Borrower Request and Assumption Agreement within ten days after receipt of such request shall automatically be deemed to have consented to such Applicant Revolving Borrower becoming a Revolving Borrower (with the understanding that a response shall only be deemed to have been made by a Global Lender if such Global Lender affirmatively indicates in writing that it does or does not approve of the applicable Applicant Revolving Borrower becoming a Revolving Borrower). In addition to the foregoing, the Administrative Agent (1) shall have received (i) such supporting resolutions, charter documents, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion (including without limitation, information necessary to evaluate (A) any withholding tax as may arise in respect of any Revolving Loans made to such Applicant Revolving Borrower, and (B) the manner in which Revolving Loans may be made available to the Applicant Revolving Borrower, including the requested Applicable Currency, (ii) Revolving Notes signed by such new requested Revolving Borrower to the extent any Lender so requires and (iii) any deliveries from the Applicant Revolving Borrower which may be required under Section 10.20 or any other “know your customer” regulations to which a Global Lender is subject, and (2) shall be satisfied, in its sole discretion, that no gross-up payment shall be required to be paid or withholding tax shall accrue or shall otherwise be payable in connection with the making of Revolving Loans to such Applicant Revolving Borrower, provided, however, that to the extent any such taxes ultimately accrue or are otherwise payable, or any gross-up amounts ultimately are required to be paid, then all such taxes and gross-up amounts shall solely be for the account of Mettler-Toledo International and the applicable Borrower, and the Administrative Agent shall have no liability, payment or reimbursement obligations with respect thereto.  If the Administrative Agent agrees that an Applicant Revolving Borrower shall be entitled to receive Revolving Loans hereunder, then promptly following receipt of all such resolutions, incumbency certificates, opinions of counsel and other documents or information from an Applicant Revolving Borrower, the Administrative Agent shall send a notice in substantially the form of Exhibit M hereto (a “Notice of Designation of Additional Revolving Borrower and Applicable Currency”) to Mettler-Toledo International and the Lenders specifying the effective date upon which the Applicant Revolving Borrower shall constitute a Revolving Borrower for purposes hereof. No Applicant Revolving Borrower shall become a Revolving Borrower hereunder if the extension of Loans to such Applicant Revolving Borrower by the Lenders would violate any applicable law.

        (b)    Mettler-Toledo International shall guarantee the Obligations of each of the other Revolving Borrowers pursuant to Article XI hereof.

        (c)    Each Subsidiary of Mettler-Toledo International that is or becomes a “Revolving Borrower” pursuant to this Section 2.16 hereby irrevocably appoints Mettler-Toledo International as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, unless otherwise specified herein, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Revolving Borrowers, or by each Revolving Borrower acting singly, shall be valid and effective if given or taken only by Mettler-Toledo International, whether or not any such Revolving Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to Mettler-Toledo International in accordance with the terms of this Agreement shall be deemed to have been delivered to each such Revolving Borrower.

        (d)    Mettler-Toledo International may from time to time, upon not less than 15 Business Days’ prior notice from Mettler-Toledo International to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Revolving Borrower’s status as such, provided that there are no outstanding Revolving Loans payable by such Revolving Borrower, or other amounts payable by such Revolving Borrower on account of any Revolving Loans made to it, as of the effective date of such termination.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.  (a)  Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, profits or branch profits taxes, franchise taxes (including franchise taxes imposed in lieu of net income taxes) or, in each case, other similar taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized, maintains a lending office or does business (other than doing business solely as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) (each such jurisdiction being referred hereinafter referred to as “Excluded Jurisdictions,” and all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) within 30 days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt or other documentation evidencing payment thereof.

        (b)    In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by such Loan Party under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”); provided that, in the case of Other Taxes imposed by an Excluded Jurisdiction, the relevant Lender shall notify Mettler- Toledo International prior to the Closing Date (or, if later, the date such Lender becomes a party to this Agreement) that such Other Taxes will be due and owing.

        (c)    [Intentionally Omitted.]

        (d)    Each Loan Party agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

        (e)    Without limiting the obligations of the Lenders under Section 10.15 regarding delivery of certain forms and documents to establish each Lender’s status for U.S.  withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or Mettler- Toledo International, as the Administrative Agent or Mettler-Toledo International shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.  Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid or reduce any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authority under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

        (f)    The Borrowers’ obligations to indemnify a Foreign Lender or pay additional amounts to a Foreign Lender under this Section 3.01 are subject to Section 10.15 (a)(iii).

        (g)    The parties hereto have assumed that the interest payable under this Agreement is not and will not become subject to Swiss Federal Withholding Tax.  If a Tax Deduction is required by law in respect of any interest payable by a Swiss Borrower under a Loan Document and should it be unlawful for a Swiss Borrower to comply with any other provision of this Section 3.01 for any reason taking into account the exclusions set out in the rest of this Section 3.01:  (i) then the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for in this Section 3.01(g) (as provided for in the absence of this paragraph (g)) divided by the following: 1 minus the relevant Tax Deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax Deduction required to be made is, for this purpose, expressed as a fraction of one (1)), and (ii) the applicable Swiss Borrower shall pay the relevant interest at the adjusted rate in accordance with the preceding clause (i), make the Tax Deduction on the interest so recalculated and all references to a rate of interest under the Loan Documents shall be construed accordingly.

3.02 Illegality.  If the Administrative Agent or any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to Mettler-Toledo International through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and Mettler-Toledo International that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, such Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or  continuation thereof that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify Mettler-Toledo International and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Mettler-Toledo International may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.  (a)  If any Lender determines that as a result of the introduction of, or any change in, or in the interpretation of, any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of net income or gross income by the United States or any non- U.S. jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its lending office, (iii) reserve requirements contemplated by Section 3.04(c) or utilized in the determination of the Eurocurrency Rate or the Statutory Reserve Rate and (iv) the requirements of the Bank of England and the Financial Services Authority, the European Central Bank or the Swiss Banking commission/FINMA and/or the Swiss National Bank reflected in the Mandatory Cost, other than as set forth below) or the Mandatory Cost, as calculated hereunder, does not represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority, the European Central Bank or the Swiss Banking commission/FINMA and/or the Swiss National Bank in relation to its making, funding or maintaining of Eurocurrency Rate Loans, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), Mettler-Toledo International shall pay (or cause the Applicable Borrower to pay) to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

        (b)    If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), Mettler-Toledo International shall pay (or cause the Applicable Borrower to pay) to such Lender such additional amounts as will compensate such Lender for such reduction.

        (c)    Mettler-Toledo International shall pay (or cause the Applicable Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided Mettler-Toledo International shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

3.05 Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Mettler-Toledo International shall promptly compensate (or cause the Applicable Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

        (a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

        (b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Mettler-Toledo International or the Applicable Borrower;

        (c)    any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency or Subsidiary Currency on its scheduled due date or any payment thereof in a different currency; or

        (d)    the assignment by any Lender of any Eurocurrency Loan, other than on the last day of the Interest Period or maturity date applicable thereto, as a result of a request by the Borrower pursuant to Section 10.16;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  Mettler-Toledo International shall also pay (or cause the Applicable Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Mettler-Toledo International (or the Applicable Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.  (a)  A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

        (b)    Upon any Lender becoming entitled to compensation under Section 3.01 or 3.04, Mettler-Toledo International may replace such Lender in accordance with Section 10.16; provided, however, that Mettler-Toledo International shall not have the right to replace such Lender if such Lender waives its rights to compensation under Section 3.01 or 3.04.

3.07 Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

        (a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by duly authorized officers of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

             (i)    executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and Mettler-Toledo International;

             (ii)   original Notes executed by the Applicable Borrowers in favor of each Lender requesting Notes;

     (iii)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party (or, if appropriate, of Mettler-Toledo International on behalf of such Loan Party) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each duly authorized officer thereof authorized to act as a duly authorized officer on behalf of such Loan Party in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

            (iv)         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Revolving Borrower is duly organized or formed, and that each of the Revolving Borrowers is validly existing, to the extent applicable, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, including, to the extent applicable, certified copies of the Revolving Borrowers’ Organization Documents, certificates of good standing or comparable certificates for the jurisdiction and/or certificates of qualification to engage in business and tax clearance certificates;

     (v)    favorable opinions of Fried, Frank, Harris, Shriver & Jacobson LLP and local counsel to the Revolving Borrowers, addressed to the Administrative Agent and each Lender, in the forms attached as Exhibit H hereto;

                     (vi)   a certificate of a duly authorized officer of each Loan Party (or, if appropriate, of Mettler-Toledo International on behalf of such Loan Party) either (A) attaching copies of all material consents and approvals of Governmental Authorities or any other Person required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such material consents and approvals shall be in full force and effect, or (B) stating that no such material consents or approvals are so required;

                     (vii)    a certificate signed by a Responsible Officer of Mettler-Toledo International certifying on behalf of the Borrowers and the Guarantor (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

                      (viii)         a completed Compliance Certificate as of June 30, 2008 giving effect to all borrowings under this Agreement;

              (ix)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

       (x)    tax certificates from each Lender required pursuant to Swiss law, each substantially in the form of Exhibit N attached hereto;

              (xi)   such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, any Swingline Lender or the Required Lenders reasonably may require;

                      (xii)         consolidated balance sheets of Mettler-Toledo International and its Subsidiaries as at the end of each of the 2005, 2006 and 2007 fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for each such fiscal year (including copies of management discussion and analysis), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PriceWaterhouseCoopers or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

                      (xiii)    for each quarterly period ended subsequent to December 31, 2007, a consolidated balance sheet of Mettler-Toledo International and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Mettler-Toledo International’s fiscal year then ended (including copies of management discussion and analysis), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Mettler-Toledo International as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Mettler-Toledo International and its Subsidiaries covered in the consolidated in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes and other presentation items; and

       (xiv)    financial statement projections with respect to the fiscal years 2008 through 2013.

        (b)    Any fees and expenses required to be paid on or before the Closing Date to the extent invoiced no less than two (2) Business Days prior to the Closing Date shall have been paid.

        (c)    All amounts due and owing under the Existing Credit Agreement, other than the Bank of America Letters of Credit, the Existing Swingline Letters of Credit and the Existing Swingline Loans, shall have been paid in full and the Existing Credit Agreement and all related documents shall have been terminated.

        (d)    Mettler-Toledo International shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced no less than two (2) Business Days prior to the Closing Date.

4.02 Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) or any increase in Aggregate Commitments in accordance with Section 2.15 is subject to the following conditions precedent:

        (a)    The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension and any Increase Effective Date, (i) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

        (b)    No Default shall exist, or would result from such proposed Credit Extension or increase in Aggregate Commitments in accordance with Section 2.15.

        (c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension or the certificate referred to in Section 2.15(b) with respect to any increase in Aggregate Commitments, in accordance with the requirements hereof.

        (d)    If the applicable Borrower is a new Subsidiary Swingline Borrower or a new Revolving Borrower, then the conditions of Section 2.14(b) or Section 2.16(a), as applicable, to the designation of such Borrower as a Subsidiary Swingline Borrower or Revolving Borrower shall have been met to the satisfaction of the Administrative Agent and, in the case of a Subsidiary Swingline Borrower, the Swingline Lender affected thereby in accordance with the provisions of Section 2.14(b) or Section 2.16(a), as applicable.

        (e)    In the case of a Credit Extension to be denominated in an Alternative Currency or a Subsidiary Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, as applicable, which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency), the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) or the Swingline Lender (in the case of any Loans or Letters of Credit designated in a Subsidiary Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency or Subsidiary Currency.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is a limited partnership, corporation or limited liability company duly incorporated, organized or formed, validly existing, and to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business as presently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) to the extent applicable, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in subsection (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the transactions contemplated hereby with respect to each Loan Party, do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate in any material respect any Law.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document to which such Loan Party is party when so delivered will constitute, a legal, valid and binding obligation of such Person, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements furnished to the Administrative Agent and each Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Mettler-Toledo International and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of Mettler-Toledo International and its Subsidiaries as of the date thereof in accordance with GAAP consistently applied throughout the period covered thereby.

        (b)    The unaudited consolidated financial statements of Mettler-Toledo International and its Subsidiaries dated June 30, 2008 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date furnished to the Administrative Agent and each Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of Mettler-Toledo International and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and other presentation items and to normal year-end audit adjustments and (iii) show all material indebtedness and other material liabilities, direct or contingent, of Mettler-Toledo International and its consolidated Subsidiaries as of the date thereof in accordance with GAAP consistently applied throughout the period covered thereby.

        (c)    As of the Closing Date, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

        (d)    The financial statements delivered to the Administrative Agent (for further distribution to each Lender) pursuant to Sections 6.01(a) and (b) (i) will be prepared in accordance with GAAP, except as otherwise noted therein, and (ii) will fairly present in all material respects the financial condition of Mettler-Toledo International and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP subject, in the case of financial statements delivered pursuant to Section 6.01(b), to the absence of footnotes and other presentation items and to normal year-end audit adjustments.

5.06 Litigation.  There are no actions, suits, proceedings, investigations, litigations, claims, disputes or proceedings pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of the Subsidiaries or against any of their respective properties or revenues or orders, decrees, judgments, rulings, injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (a) purport to affect, pertain to, or enjoin or restrain the execution, delivery or performance of, this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect or (c) could affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby or thereby.

5.07 Subsidiaries, Capital Structure and Indebtedness and Investments.  (a)  As of the Closing Date, Mettler-Toledo International has no Material Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.07 (including the jurisdiction of organization, classes of capital stock, including options, warrants, rights of subscriptions, conversion and exchangeability and other similar rights, ownership and ownership percentages), and neither Mettler-Toledo International nor the Material Subsidiaries have any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.07; provided that the foregoing shall not apply to wholly-owned Subsidiaries.  The outstanding shares of Capital Stock of Mettler-Toledo International and the Material Subsidiaries shown have been validly issued, fully-paid and are non-assessable and owned free and clear of Liens.  Except as set forth in Part (b) of Schedule 5.07, Mettler-Toledo International, or one or more of its Subsidiaries, owns good, valid and marketable title to all the outstanding common stock of each Loan Party and all the Material Subsidiaries, free and clear of all Liens of every kind, directly or indirectly, whether absolute, matured, contingent or otherwise, except for such defects in title or Liens that could not reasonably be expected to have a Material Adverse Effect and Liens permitted under Section 7.01.

        (b)    As of the Closing Date, Mettler-Toledo International and the Subsidiaries have (i) no Indebtedness having an aggregate principal amount of $10 million or more (including undrawn committed or available amounts and including owing to all creditors under any combined or syndicated credit agreement) or (ii) made no Investment of $10 million or more (which continues to be held on the Closing Date), other than any such Indebtedness or Investments specifically disclosed on Part (c) of Schedule 5.07.

5.08 Ownership of Property; Liens; Intellectual Property and Licenses.  (a)  Each of the Loan Parties and each of the Subsidiaries has good title, or valid leasehold interests in, to all of its respective personal properties and assets, free and clear of any Liens, other than Liens permitted by Section 7.01, except for such defects in title or Liens that could not reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties and each of the Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The real property of each of the Loan Parties and each of the Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01, except for such Liens that could not reasonably be expected to have a Material Adverse Effect.

        (b)    Each of the Loan Parties and each of the Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except for such defects in title or the right to use that could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Loan Parties or any of the Subsidiaries infringes upon any rights held by any other Person, except for such defects in title or the right to use that could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance.  The Loan Parties and the Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims  alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance.  The Loan Parties and the Subsidiaries maintain with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, insurance with respect to their properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in similar businesses and owning similar properties in localities where each Loan Party and each of the Subsidiaries operates of such types and in such amounts, with such deductibles and covering such risks as are customarily carried under similar circumstances by such Persons.

5.11 Taxes.  (a) The Loan Parties and the Subsidiaries have timely filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable whether or not shown on any tax return, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  To the knowledge of any Specified Officer, there is no proposed tax assessment against any of the Loan Parties or any of the Subsidiaries that would, if made, have a Material Adverse Effect.

    (b)           Each Swiss Borrower represents and warrants that it does not have at any time outstanding loans in relation to which the total number of all creditors which are Swiss Non-Qualifying Banks exceeds twenty under the Swiss Twenty Non-Bank Regulations.

5.12 ERISA Compliance.  (a)  Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  Except as could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Sections 412 and 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

        (b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (c)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability, except as disclosed in Mettler-Toledo International’s financial statements; (iii) none of the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Margin Regulations; Investment Company Act.  (a)  No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB) or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of drawings under any Letter of Credit will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

        (b)    None of the Loan Parties, any Person Controlling the Loan Parties, or any of the Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of the Loans, nor the issuance of the Letters of Credit or the application of the proceeds or repayment thereof by any Borrower, nor the consummation of other transactions contemplated hereunder by any Loan Party, will violate any provision of any such Act or any rule, regulation or order of the SEC.

5.14 Disclosure.  The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any of the Loan Parties or any of the Subsidiaries is subject, and all other matters known to any of the Loan Parties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party or any of the Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, no representations and warranties are made with respect to projected financial information.

5.15 Compliance with Laws.  Each of the Loan Parties and each of the Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Employee and Labor Matters.  Except to the extent that the failure of the following statements to be true could not reasonably be expected to have a Material Adverse Effect:

        (a)    There are no strikes or lockouts against any Loan Party pending or, to the best knowledge of any Loan Party, threatened.

        (b)    The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or non-U.S.  Law dealing with such matters.

        (c)    All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party.

5.17 Solvency.  Immediately after giving effect to the initial Credit Extension made on the Closing Date, (a) each Loan Party is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) each Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond each Loan Party’s ability to pay as such debts and liabilities as they mature in their ordinary course, (c) each Loan Party is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which each Loan Party’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which each Loan Party is engaged and (d) the present fair market value of the assets of each Loan Party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of each Loan Party.

5.18 Representations as to Foreign Obligors.  Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that:

        (a)    The execution, delivery and performance by such Foreign Obligor of this Agreement and the other Loan Documents to which it is a party (collectively, the “Applicable Foreign Obligor Documents”) constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

        (b)    The Applicable Foreign Obligor Documents are in proper legal form under the Law of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

        (c)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which any Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

        (d)    The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by any Foreign Obligor are not, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in the immediately preceding clause (ii) shall be made or obtained as soon as reasonably practicable).

5.19 Foreign Assets Control Regulations, etc.

        (a)    Neither this Agreement, any Credit Extension hereunder nor any portion of the proceeds of the Loans will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

        (b)    Neither any Loan Party nor any of their respective Subsidiaries (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Executive Order No.  13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  The Loan Parties and their Subsidiaries are in compliance, in all material respects, with the Patriot Act.

        (c)    Neither any Loan Party nor any of their respective Subsidiaries shall directly or indirectly transfer, make use of or provide the benefits of any money, proceeds or services provided or received in connection with this Agreement or any Credit Extension hereunder to, or in favor of any business activity related to, a Restricted Person and no beneficiary of a Letter of Credit shall be directly or indirectly a Restricted Person.

        (d)    No Lender has any obligation to monitor or verify the application of any amount borrowed pursuant to this Agreement.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.05 and 6.11) cause each of the Subsidiaries to:

6.01 Financial Statements.  Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

        (a)    as soon as available, but in any event within 95 days after the end of each fiscal year of Mettler-Toledo International (commencing with the fiscal year ended December 31, 2008), a consolidated balance sheet of Mettler-Toledo International and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year (including copies of management discussion and analysis), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PriceWaterhouseCoopers or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

        (b)    as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Mettler-Toledo International (commencing with the fiscal quarter ended September 30, 2008, a consolidated balance sheet of Mettler-Toledo International and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Mettler-Toledo International’s fiscal year then ended (including copies of management discussion and analysis), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Mettler-Toledo International as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Mettler-Toledo International and its Subsidiaries covered in the consolidated in accordance with GAAP, subject only to normal yearend audit adjustments and the absence of footnotes and other presentation items.

6.02 Certificates; Other Information.  Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

        (a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event setting forth the details of such Default and the action that the Borrowers have taken or propose to take with respect thereto;

        (b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2008), a duly completed Compliance Certificate signed by a Responsible Officer of Mettler-Toledo International;

        (c)    promptly after any reasonable request by the Administrative Agent or any Lender, to the extent permitted by its auditors to provide such copies (which permission each Loan Party and its Subsidiaries shall use their best efforts to obtain), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Mettler-Toledo International by independent accountants in connection with the accounts or books of any of the Borrowers or any of the Subsidiaries, or any audit of any of them;

        (d)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

        (e)    promptly upon any Subsidiary becoming a Material Subsidiary, a revised copy of Schedule 5.07 hereto reflecting the addition of such Material Subsidiary.

Documents required to be delivered pursuant to Sections 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Mettler-Toledo International posts such documents, or provides a link thereto on Mettler-Toledo International’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Mettler-Toledo International’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) at the written request of any Lender or the Administrative Agent, Mettler- Toledo International shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Mettler-Toledo International to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Mettler-Toledo International shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, Mettler-Toledo International shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent upon the Administrative Agent’s request.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents (except for such Compliance Certificate) referred to above, and in any event shall have no responsibility to monitor compliance by Mettler-Toledo International with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint-Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e.  Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).  Each Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint-Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Joint-Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices.  Promptly notify the Administrative Agent and each Lender:

        (a)    of the occurrence of any Default;

        (b)    of  (i) any material action, dispute, litigation, investigation or proceeding between any of the Loan Parties or any of the Subsidiaries and any Governmental Authority; (ii) the commencement of, or any material development in, any material litigation, investigation or proceeding affecting any of the Loan Parties or any of the Subsidiaries, including pursuant to any applicable Environmental Laws; or (iii) any formal governmental investigation or notice of formal investigation of any of the Loan Parties by the SEC, Food and Drug Administration, the governing authority of the New York Stock Exchange, or any other governing authority listing for sale the Capital Stock of any of the Loan Parties, except to the extent that any such information is subject to the attorney-client privilege or any qualification letter from Mettler-Toledo International’s auditors;

        (c)    of the occurrence of any ERISA Event;

        (d)    of any event or development with respect to any Loan Party or any of the Subsidiaries that has had, or could reasonably be expected to have, a Material Adverse Effect; and

        (e)    of any announcement by Moody’s or S&P of (i) any change in a Debt Rating or (ii) the placement of the Debt Rating on a watchlist; provided, that there shall be no obligation to notify if such information has been publicly disclosed.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Mettler-Toledo International setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document, if any, that have been breached.

6.04 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, all its material obligations, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary, including (a) all material tax liabilities, fees, assessments and governmental charges or levies upon it or its properties or assets, (b) all material lawful claims which, if unpaid, would by Law become a Lien upon its property, and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence.  Each Loan Party shall, and shall cause each Material Subsidiary to preserve, renew and maintain in full force and effect (a) its legal existence and (b) to the extent applicable, its good standing (or equivalent status) under the Laws of the jurisdiction of its organization, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing clauses (a) and (b) shall not constitute a prohibition on the disposition, sale or transfer of the Capital Stock or assets of any Subsidiary.

6.06 Maintenance of Properties, Etc.  (a) Exercise commercially reasonable efforts to maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all commercially reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises in each case which are necessary or desirable in the normal conduct of its business, except to the extent no longer economically desirable in the commercially reasonable opinion of the applicable Loan Party or Subsidiary or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) exercise all commercially reasonably effort to preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance or reinsurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties in localities where such Loan Party and each of its Subsidiaries operates, of such types and in such amounts with such deductions and covering such risks, as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Swiss Borrower shall at all times ensure that it complies with the Swiss Twenty Non-Bank Regulations.

6.09 Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or any of the Subsidiaries, as the case may be.

6.10 Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Mettler-Toledo International at the Lender’s cost; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Mettler-Toledo International at any time during normal business hours and with reasonable advance notice (it being understood that at least one Business Day advance notice shall constitute reasonable advance notice).

6.11 Use of Proceeds.  Use the proceeds of the Credit Extensions to pay fees and expenses incurred in connection with the transactions contemplated hereby, and for working capital, capital expenditures and other corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Approvals and Authorizations.  Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall not, nor shall any Loan Party permit any of the Subsidiaries to, directly or indirectly:

7.01 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

        (a)    Liens pursuant to any Loan Document;

        (b)    Liens existing on the date hereof and listed on Schedule 7.01 and any renewal or extension thereof (without increase in the amount by more than the sum of accrued and unpaid interest and normal and customary costs, fees and expenses payable in connection therewith of the Indebtedness secured thereby);

        (c)    Liens for taxes which are not delinquent or remain payable without penalty, or to the extent non-payment thereof is permitted under Section 6.04; provided that no notice of lien has been filed or recorded under the Code;

        (d)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture of the property subject thereto and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

        (e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

        (f)    deposits to secure the performance of bids, trade contracts and leases (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (g)    easements, rights-of-way, servitudes, covenants, minor defects or irregularities in title, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

        (h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments; provided that the enforcement of such Liens is effectively stayed;

        (i)    Liens on the property of a Person existing at the time such Person is merged into or consolidated with any Loan Party or any Subsidiary of a Loan Party or becomes a Subsidiary of any Loan Party or on assets acquired by any Loan Party or any Subsidiary of a Loan Party existing at the time such assets are acquired; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged or consolidated with such Loan Party or such Subsidiary or acquired by such Loan Party or such Subsidiary, and the proceeds thereof;

        (j)    purchase money Liens (including Capitalized Leases and Off-Balance Sheet Obligations) upon any real or personal property (including Capital Stock) acquired or held by any Loan Party or any Subsidiary to secure the purchase price of such property or renewals or extensions of any of the foregoing for the same or a lesser value; provided, however, that no such Lien, and no renewal or extension thereof, shall extend to or cover any properties of any character other than the property being acquired and the proceeds thereof; provided, further, that (i) the aggregate principal amount of Indebtedness secured by the Liens referred to in this subsection (j) shall not exceed 100% of the cost, of the property being acquired on the date of the acquisition, (ii) such Indebtedness is created and such Lien attaches to such property concurrently with or within ninety (90) days of the acquisition thereof, and (iii) such Lien does not at any time encumber any property other than the property financed by such Indebtedness;

        (k)    any interest or title of a lessor under any operating lease entered into by any Loan Party or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

        (l)    licenses, operating leases or subleases granted to other Persons in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any Subsidiary;

        (m)    Liens arising from precautionary UCC financing statement filings with respect to operating leases or consignment arrangements entered into by any Loan Party or any Subsidiary in the ordinary course of business;

        (n)    Liens in favor of banking institutions arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

        (o)    other Liens securing Indebtedness not otherwise prohibited under this Agreement in an aggregate amount not exceeding 10% or more of the Consolidated Net Worth of Mettler-Toledo International and the Subsidiaries, as such percentage shall be determined based on the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof;

        (p)    any encumbrance or restriction (including, without limitation, any put and call agreements) with respect to the capital stock of any joint venture or Subsidiary pursuant to the agreement governing such joint venture or Subsidiary;

        (q)    possessory rights of customers of the Loan Parties and their Subsidiaries in equipment for resale arising under leases, bailment arrangements and rental agreements entered into in the ordinary course of business of such Loan Party or such Subsidiary;

        (r)    Liens upon specific items of Inventory and the proceeds thereof securing the obligations of the Loan Parties or any of their Subsidiaries in respect of bankers’ acceptances issued or created for the account of the Loan Party or such Subsidiary to facilitate the purchase, shipment or storage of such Inventory;

        (s)    Liens arising in connection with trade letters of credit issued to secure the purchase of Inventory in the ordinary course of business of the Loan Parties and their Subsidiaries, provided that such Liens shall cover only the documents in respect of which such letters of credit were issued, the goods covered thereby and the insurance proceeds of such goods;

        (t)    security and other deposits made by the Loan Party or any Subsidiary under the terms of any lease or sublease of property entered into by the Loan Parties or any such Subsidiary in the ordinary course of business; or

        (u)    the replacement, extension or renewal of any Lien permitted by clause (b), (i) or (j) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

7.02 Subsidiary Indebtedness.  Allow the Subsidiaries of Mettler-Toledo International to create, incur, assume or suffer to exist Indebtedness (excluding (i) any Indebtedness under this Agreement or any Guarantees in respect of such Indebtedness and (ii) any Disposal of accounts receivable pursuant to Section 7.07) in an aggregate principal amount in excess of $125,000,000; provided that such Indebtedness is unsecured unless such Indebtedness is permitted to be secured pursuant to Section 7.01.

7.03 Change in Nature of Business.  Make any material change in the nature of business conducted by the Loan Parties and the Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.04 Transactions with Affiliates.  Enter into, or cause, suffer or permit to exist, any arrangement or contract with any of its other Affiliates, whether or not in the ordinary course of business, other than on fair and reasonable terms in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties and any of their wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries; provided, further, that nothing in this Section 7.04 shall restrict (a) compensation, advances or loans payable to directors or officers of the Loan Parties or Subsidiaries in compliance with Sarbanes-Oxley; (b) transactions approved by a majority of the disinterested members of the board of directors of the applicable Loan Party or the applicable Subsidiary; (c) any sale of equity interests of a Loan Party or a Subsidiary to an Affiliate; or (d) granting and performance of registration rights on securities of a Loan Party or a Subsidiary to an Affiliate.

7.05 Burdensome Agreements.  Enter into any Contractual Obligation that expressly restricts (a) the ability of any Subsidiary to make Restricted Payments to Mettler-Toledo International or any other Loan Party, except for restrictions existing under or by reason of (i) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (ii) any debt instrument relating to a Person which becomes a Subsidiary after the Closing Date; provided that such restriction is only applicable to such Subsidiary and such instrument was in existence at the time of such acquisition; (iii) any joint venture documents in which a Loan Party or Subsidiary is a coventurer; provided that any such restriction (A) is customary in joint venture agreements, (B) shall not affect the Loan Parties’ ability to pay the Obligations under this Agreement, and (C) shall provide that any Restricted Payments made shall be made on a pro rata basis in accordance with the joint venture ownership interests; (iv) any restriction resulting from a covenant or an undertaking to maintain a specified net worth under the terms of any Indebtedness permitted to be incurred pursuant to this Agreement; or (v) any restrictions on transfers of property covered by Liens permitted under clauses (b), (i), (j) or (o) of Section 7.01, or (b) the ability of any Material Subsidiary to Guarantee the Obligations under this Agreement, or (c) except for Liens on property which are provided to a third party under clauses (i), (j) or (o) of Section 7.01, the ability of Mettler-Toledo International or any Subsidiary to create, incur, assume or suffer to exist Liens on Material Property in favor of the Administrative Agent on behalf of the Lenders to secure the Obligations under this Agreement.

7.06 Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.07 Sales of Receivables.  Dispose of any of its notes or accounts receivable unless the amount of outstanding notes or accounts receivable is not in excess of $100 million at any time; provided that such disposition is without recourse to any Loan Party or Subsidiary and the sale does not create obligations that appear on the balance sheet of such Loan Party or Subsidiary; provided, however, that the foregoing shall not apply to the Disposal of receivables to any other Loan Party or Subsidiary.

7.08 ERISA.  Engage in a transaction among themselves or with any of their ERISA Affiliates that could be subject to Sections 4069 or 4212(c) of ERISA.

7.09 Change in Accounting Principles.  Make any material change in accounting principles, except to the extent required or permitted by GAAP or any applicable Law (so long as not in contravention of Section 1.03), except for voluntary, early implementation of Statement No.  123 of the Financial Account Standards Board and or any other accounting principle that provides for early or voluntary implementation.

7.10 Limitations on Number of Swingline Lenders.  Cause or permit any Subsidiary Swingline Borrower (a) to have more than one Lender at any one time act as a Swingline Lender for such Subsidiary Swingline Borrower, or (b) to replace an existing Swingline Lender with a new Swingline Lender unless all Swingline Loans made to such Subsidiary Swingline Borrower by the existing Swingline Lender have been repaid in full and satisfactory arrangements have been made with the existing Swingline Lender for any Subsidiary L/C Obligations of such Subsidiary Swingline Borrower.

7.11 Financial Covenants.

        (a)    Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Mettler-Toledo International to be less than 3.50 to 1.00.

        (b)    Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of Mettler-Toledo International to be greater than 3.25 to 1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

        (a)    Non-Payment.  Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

        (b)    Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.10 or 6.11 or Article VII; or

        (c)    Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) knowledge thereof by any Loan Party or (ii) the date on which written notice thereof shall have been given to Mettler-Toledo International by the Administrative Agent or any Lender; or

        (d)    Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

        (e)    Cross-Default.  (i) Any Loan Party or any Subsidiary (A) fails to pay any principal of or premium or interest when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than Indebtedness hereunder or Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) of more than $25 million, or any other event occurs, and, the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have caused, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Mettler-Toledo International or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by Mettler-Toledo International or such Subsidiary as a result thereof is more than $25 million or (B) any Termination Event (as so defined) under such Swap Contract as to which Mettler-Toledo International or any Subsidiary is an Affected Party (as so defined) and the Swap Termination Value owed by Mettler-Toledo International or such Subsidiary as a result thereof is more than $10 million; or

        (f)    Insolvency Proceedings, Etc.  Any Loan Party or any of the Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

        (g)    Inability to Pay Debts; Attachment.  (i) Any Loan Party or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

        (h)    Judgments.  There is entered against any Loan Party or any of the Subsidiaries a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

        (i)    ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

        (j)    Invalidity of Loan Documents.  Any Loan Document (including, without limitation, the Guaranty set forth in Article XI hereof), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in all material respects; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document (including, without limitation, the Guaranty set forth in Article XI hereof); or any Loan Party denies that it has any or further liability or obligation under any Loan Document (including, without limitation, the Guaranty set forth in Article XI hereof), or purports to revoke, terminate or rescind any Loan Document; or

        (k)    Change of Control.  There occurs any Change of Control.

        (l)    Swiss Insolvency. Any Swiss Borrower or Swiss Subsidiary that is a Material Subsidiary is unable to pay its debts as they fall due (Zahlungsunfähigkeit), is over-indebted (überschuldet) within the meaning of Section 725 of the Swiss Code of Obligations, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors, for any of the reasons set out in the Swiss Federal Debt Enforcement and Bankruptcy Law Act, any Swiss Borrower or Swiss Subsidiary that is a Material Subsidiary files for declaration of bankruptcy (Antrag auf Konkurseröffnung) or for a moratorium (Gesuch um Nachlassstundung), or the board of directors of any Swiss Borrower or Swiss Subsidiary that is a Material Subsidiary is required by law to file for bankruptcy, any competent debt enforcement office issues a bankruptcy warning (Konkursandrohung) or summons to pay based on enforcement proceedings of bills of exchange (Zahlungsbefehl aufgrund Wechselbetreibung) or the competent court institutes bankruptcy or moratorium proceedings against any Swiss Borrower or Swiss Subsidiary that is a Material Subsidiary.

8.02 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

        (a)    declare the Commitments of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

        (b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

        (c)    require that the Applicable Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

        (d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Applicable Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (including any risk participated Swingline Loan) and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Mettler-Toledo International or as otherwise required by Law.

Notwithstanding the foregoing, no Non-Global Lender shall receive any amount paid by a Borrower organized outside of the United States or with respect to any Loan made in an Alternative Currency. Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT, L/C ISSUERS AND SWINGLINE LENDERS

9.01 Appointment and Authorization of Administrative Agent.  (a)  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and any other Agent-Related Persons shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent and any other Agent-Related Persons have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        (b)    Each of the L/C Issuers and each of the Swingline Lenders shall act on behalf of the Lenders with respect to any Letters of Credit issued by it or any Swingline Loans made by it, as applicable, and the documents associated therewith, and each of the L/C Issuers and each of the Swingline Lenders shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by any such L/C Issuer or Swingline Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit or any Swingline Loans made by it, as applicable, as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the L/C Issuers and Swingline Lenders with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuers and Swingline Lenders.

9.02 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact, including, for the purposes of any Borrowings or payments in Alternative Currencies or Subsidiary Currencies, such sub-administrative agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.  Any such agent, subagent or other Person retained or employed pursuant to this Section 9.02 shall have all the benefits and immunities provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such Person in connection herewith or therewith, as fully as if the term “Administrative Agent” as used in this Article IX and the definition of “Agent-Related Person” included such additional Persons with respect to such acts or omissions.

9.03 Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Administrative Agent.  (a)  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

        (b)    For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or Mettler-Toledo International referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any confirmation of any Applicant Borrower as a Swingline Borrower pursuant to Section 2.14(b), any Applicant Revolving Borrower as a Revolving Borrower pursuant to Section 2.16(a) or any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and the Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement, to extend credit to the Borrowers and to extend credit to any Swingline Borrower pursuant to Section 2.14 or to any Revolving Borrower pursuant to Section 2.16, which credit is supported by the Guaranty.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent- Related Person (to the extent not reimbursed by Mettler-Toledo International on behalf of the Loan Parties or by each of the Loan Parties in their ratable share and without limiting the obligation of Mettler-Toledo International on behalf of the Loan Parties or each of the Loan Parties to do so in their ratable share), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that (a) no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07, and (b) no Lender shall be liable for the payment of any portion of an Indemnified Liability pursuant to this Section 9.07 unless such Indemnified Liability was incurred by the Administrative Agent in its capacity as such or by another Agent-Related Person acting for the Administrative Agent in such capacity.  In the case of any investigation, litigation or proceeding giving rise to Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by Mettler-Toledo International on behalf of the Loan Parties or by each of the Loan Parties in their ratable share.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08 Administrative Agent in its Individual Capacity.  JPMorgan and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMorgan were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, JPMorgan or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, JPMorgan shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include JPMorgan in its individual capacity.

9.09 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by JPMorgan shall also constitute its resignation as the L/C Issuer for the Revolving Borrowers.  The Administrative Agent may not be removed without its consent. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by Mettler-Toledo International at all times other than during the existence of a Default (which consent of Mettler- Toledo International shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Mettler-Toledo International, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer for the Revolving Borrowers and the respective terms “Administrative Agent” and “L/C Issuer” shall mean such successor administrative agent and Letter of Credit issuer for the Revolving Borrowers and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and such retiring L/C Issuer’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer for the Revolving Borrowers or any other Lender, other than the obligation of the successor L/C Issuer for the Revolving Borrowers to issue letters of credit in substitution for the Letters of Credit issued for the accounts of Revolving Borrowers, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer for the Revolving Borrowers to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise, as follows:

        (a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

        (b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Other Agents; Arrangers and Managers.  None of the Lenders or other Persons, if any, identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “bookrunner,” “lead manager,” “arranger,” “lead arranger”, “co-arranger” or “joint-lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Mettler-Toledo International or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing, signed by the Required Lenders and Mettler-Toledo International on behalf of all the Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and then each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

        (a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Sections 2.06 or 8.02) without the written consent of such Lender;

        (b)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

        (c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any accrued interest, fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

        (d)    change Section 2.13, the second to the last sentence of Section 2.12(a) or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

        (e)    amend Section 1.07 or the definition of “Alternative Currency” without the written consent of each Global Lender and, if such amendments result in the inclusion of Dollars within the definition of “Alternative Currency”, each Non-Global Lender;

        (f)    change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

        (g)    release Mettler-Toledo International from the Guaranty without the written consent of each Lender; or

        (h)    change the status of any Lender from a Non-Global Lender to a Global Lender, or from a Global Lender to a Non-Global Lender, without the consent of such Lender.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swingline Lender in addition to the Lenders required above, affect the rights or duties of such Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided, further, for purposes of determining whether the Required Lenders have approved an amendment, waiver or consent, the Dollar Equivalent of all Eurocurrency Rate Loans or Non-U.S. Dollar Swingline Loans shall be calculated as of the date immediately preceding the effective date of such amendment, waiver or consent.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

In the event that any waiver, amendment or modification requires the prior written consent of each Lender pursuant to this Section 10.01, and Mettler-Toledo International has obtained the approval of all but one Lender, Mettler-Toledo International shall have the right to replace such non-consenting Lender in accordance with Section 10.16.

10.02 Notices and Other Communications; Facsimile Copies.

        (a)    General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

        (i)    if to the Borrowers, the Guarantor, the Administrative Agent, JPMorgan, as L/C Issuer for the Revolving Borrowers, or JPMEL, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

        (ii)    if to any other Lender (including any other L/C Issuer or any Swingline Lender), to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Mettler-Toledo International, the Administrative Agent, the applicable L/C Issuer and the applicable Swingline Lender.

Notices sent by hand or overnight courier service, or mailed, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

        (b)    Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent or Mettler-Toledo International (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        (c)    Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

        (d)    The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

        (e)    Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and telephonic swingline loan notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Mettler-Toledo International (without limiting the liability of each of the other Loan Parties to do so in their ratable share) shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

10.04 Attorney Costs and Expenses.  The Borrowers shall be jointly and severally liable for their ratable share of the Attorney Costs and expenses set forth in this Section 10.04, and Mettler-Toledo International agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of the commitment letter related to this Agreement, the Fee Letter, this Agreement and the other Loan Documents, the syndication of the Loans, the due diligence related thereto, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs, whether invoiced for payment at the Closing or subsequently invoiced, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the reasonable cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within thirty days after demand therefor.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05 Indemnification by the Borrowers.  Whether or not the transactions contemplated hereby are consummated, Mettler-Toledo International (without limiting the liability of each of the other Loan Parties to do so in their ratable share) will indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates and their officers, directors, employees, counsel, agents and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all losses, liabilities, obligations, claims, damages, penalties, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the commitment letter related to this Agreement, including, without limitation, the syndication and arrangement of the Loans, (b) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, or in the case of the Administrative Agent (and any sub-agent thereof) and its Agent-Related Persons Parties only, the administration of this Agreement and the other Loan Documents or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or thereby, (c) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (d) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any of the Loan Parties or any of their respective Subsidiaries, or any Environmental Liability related in any way to any of the Loan Parties or any of their respective Subsidiaries or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, obligations, claims, damages, penalties, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the internet or intranet websites or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Loan Parties or any of their respective Subsidiaries, their directors, stockholders or auditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.  All amounts due under this Section 10.05 shall be payable within thirty days after demand therefor.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

10.07 Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.07 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder), or if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Mettler-Toledo International otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans or Subsidiary L/C Obligations, (iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and, unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), and so long as no Event of Default has occurred and is continuing, Mettler-Toledo International (each such consent not to be unreasonably withheld or delayed), (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $2,500, except that such fee shall be waived for assignments of a Lender to an Affiliate of such Lender, (v) a Lender may only assign or transfer any of such Lender’s rights and benefits in respect of a Loan made to any Swiss Borrower to an assignee which is a Swiss Qualifying Bank, and each such assignee shall provide a tax certificate required under Swiss law in substantially the form attached as Exhibit N hereto, (vi) the minimum amount of any rights or obligations assigned, transferred or disposed of in respect of a Loan shall be at least 50,000 EUR (or the equivalent), and (vii) a Global Lender shall only assign its rights, duties and obligations to an Eligible Assignee that agrees to become and shall be a Global Lender, and a Non-Global Lender shall only assign its rights, duties and obligations to an Eligible Assignee that agrees to become and shall be a Non-Global Lender.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.07, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.07.

        (c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and the L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent or a material or substantive change to the Loan Documents is pending, any Lender may request and receive a copy of the Register from the Administrative Agent.

        (d)    Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) a Lender or Participant, as the case may be, may only sell participations to one or more Swiss Qualifying Banks in respect of a Loan made to any Swiss Borrower and each participant shall provide a tax certificate required under Swiss law in substantially the form attached as Exhibit N hereto, and (v) the minimum amount of any rights or obligations sold or participated in respect of a Loan shall be at least 50,000 EUR (or the equivalent).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to subsection (e) of this Section 10.07, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

        (e)    A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Mettler-Toledo International’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Mettler-Toledo International is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 10.15 as though it were a Lender.

        (f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (g)    As used herein, the following terms have the following meanings:

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (A) the Administrative Agent, (B) the L/C Issuer, and (C) unless an Event of Default has occurred and is continuing, Mettler-Toledo International (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, (i) which, through its Lending Offices, is capable of lending to the relevant Borrowers without the imposition of any Taxes or additional Taxes, as the case may be and (ii) to the extent that such Person is to be a Swingline Lender, which through its lending office, is capable of lending the applicable Subsidiary Currency to the relevant Subsidiary Swingline Borrower without the imposition of any Taxes or additional Taxes, as the case may be.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

        (h)    Notwithstanding anything to the contrary contained herein, if at any time JPMorgan or any Swingline Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, (i) JPMorgan or such Swingline Lender, as applicable, may, upon 30 days’ notice to Mettler-Toledo International and the Lenders, resign as L/C Issuer and/or (ii) such Swingline Lender may, upon 30 days’ notice to Mettler-Toledo International and the Lenders, resign as Swingline Lender.  In the event of any such resignation as L/C Issuer or Swingline Lender, Mettler-Toledo International shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by Mettler-Toledo International to appoint any such successor shall affect the resignation of JPMorgan or such Swingline Lender as L/C Issuer or the resignation of such Swingline Lender as Swingline Lender, as the case may be.  If JPMorgan or a Swingline Lender resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit issued by it which are outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If a Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Eurocurrency Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(e).

10.08 Confidentiality.  Pursuant to Mettler-Toledo International’s request, each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to the partners, directors, officers, employees, agents, advisors and representatives of the Administrative Agent, the Lenders and their respective Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the provisions of this Section 10.08), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of Mettler-Toledo International or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.08 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Mettler- Toledo International or any of its Subsidiaries or Affiliates.

For purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or any of its businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such Person normally makes available in the course of its business of assigning identification numbers.

10.09 Set-off.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to Mettler-Toledo International or any other Loan Party, any such notice being waived by Mettler-Toledo International (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify Mettler-Toledo International and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12 Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Tax Forms.  (a)  (i)  Each Lender represents and warrants that on the date hereof such Lender is either incorporated or formed under the laws of the United States or a state thereof or is entitled to submit a form identified in this Section 10.15(a), which would entitle such Lender to a complete exemption from U.S.  federal withholding tax on payments by each Borrower under this Agreement.  Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or such other evidence satisfactory to Mettler-Toledo International and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including, in the case of a Foreign Lender claiming an exemption pursuant to Section 881(c) of the Code, a Form W-8BEN (or any successor thereto) and a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code and fully eligible for the portfolio interest exception, in either case properly completed and duly executed by such Foreign Lender claiming complete exemption from U.S. federal withholding tax on payments by each Borrower under this Agreement; provided, however, that in the event that a Foreign Lender is not a corporation for U.S. federal income tax purposes, such Foreign Lender agrees to take any actions necessary, and to deliver all additional (or alternative) Internal Revenue Service forms necessary to fully establish such Foreign Lender’s entitlement to a complete exemption from withholding of U.S. taxes on all amounts to be received by such Foreign Lender pursuant to this Agreement (including causing its partners, members, beneficiaries or owners, and their beneficial owners, to take any actions and deliver any forms necessary to establish such exemption).  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to Mettler-Toledo International and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the redesignation of its Lending Office) to avoid any requirement of applicable Law that any Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

        (ii)    Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

        (iii)    No Borrower shall be required to indemnify any Foreign Lender or to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender and any date such Lender has ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve any Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate; and provided further that if the L/C Issuer shall issue, amend or extend any Letter of Credit from a branch or other office in any jurisdiction at the request of (or with the consent of) Mettler-Toledo International and the L/C Issuer has notified Mettler-Toledo International that it shall not be lawfully able or entitled to satisfy the requirements of this Section 10.15(a) at the time of issuance, amendment or extension of any Letter of Credit by reason of the selection of such branch or office in such jurisdiction, nothing in this Section 10.15(a) shall relieve the Borrowers of their obligation to pay any amounts pursuant to Section 3.01 owing to the L/C Issuer.

     (iv)    The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which any Borrower is not required to pay additional amounts under Section 3.01 or this Section 10.15(a).

        (b)    Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and is not an exempt recipient of payments hereunder within the meaning of Treasury Regulation Section 1.6049-4(c), shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9 certifying that such Lender is not subject to back-up withholding.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

        (c)    If any Governmental Authority asserts that the Administrative Agent or any Borrower did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments made to or for the account of any Lender, such Lender shall, subject to Section 3.01(d), indemnify the Administrative Agent or such Borrower therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent or such Borrower under this Section 10.15, and costs and expenses (including Attorney Costs) of the Administrative Agent or such Borrower.  The obligation of the Lenders under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16 Replacement of Lenders.  Under any circumstances set forth herein providing that Mettler-Toledo International shall have the right to replace a Lender as a party to this Agreement, Mettler-Toledo International may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by Mettler-Toledo International in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by Mettler-Toledo International; provided that no Default shall have occurred and be continuing at the time of such replacement and such replacement does not conflict with any Law.  The Borrowers shall pay in full all principal owing to such Lender as of the date of replacement (including any amounts payable pursuant to Section 3.05); and the Borrowers shall (a) provide appropriate assurances and indemnities (which may include letters of credit) to the applicable L/C Issuer and the applicable Swingline Lender as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any Swingline Loans then outstanding, and (b) release such Lender from its obligations under the Loan Documents.  Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swingline Loans.

10.17  Governing Law.  (a)  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

        (b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

        (c)    EACH LOAN PARTY, OTHER THAN METTLER-TOLEDO INTERNATIONAL, HEREBY IRREVOCABLY APPOINTS METTLER-TOLEDO INTERNATIONAL AS ITS AUTHORIZED AGENT WITH ALL POWERS NECESSARY TO RECEIVE ON ITS BEHALF SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS IN ANY OF SUCH COURTS IN AND OF THE STATE OF NEW YORK.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO A LOAN PARTY IN CARE OF METTLER-TOLEDO INTERNATIONAL AT ITS ADDRESS FOR NOTICES PROVIDED FOR IN SECTION 10.02, AND EACH SUCH LOAN PARTY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS METTLER-TOLEDO INTERNATIONAL TO ACCEPT SUCH SERVICE ON ITS BEHALF AND AGREES THAT THE FAILURE OF METTLER-TOLEDO INTERNATIONAL TO GIVE ANY NOTICE OF ANY SUCH SERVICE TO SUCH LOAN PARTY SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON.  METTLER-TOLEDO INTERNATIONAL HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT AS PROCESS AGENT.  EACH LOAN PARTY AGREES THAT SUCH SERVICE (1) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (2) SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT.  NOTHING IN THIS SECTION 10.17 SHALL AFFECT THE RIGHT OF ANY LENDER TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF ANY LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY JURISDICTION OR JURISDICTIONS.

10.18 Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.19 Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

10.20 USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.  Each Borrower agrees to promptly provide information reasonably requested by any Lender or the Administrative Agent to comply with the provisions of the Patriot Act.

ARTICLE XI.

GUARANTY

11.01 Guaranty.  The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of MTH, MTMHD, MTBV, MTICV, any additional Revolving Borrower which becomes a party hereto pursuant to Section 2.16 and each Subsidiary Swingline Borrower, including any additional Subsidiary Swingline Borrower which becomes a party hereto pursuant to Section 2.14 (collectively, the “Designated Borrowers”) now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations of the Designated Borrowers), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, Attorney Costs) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Designated Borrower to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding under any Debtor Relief Law involving such Designated Borrower.

11.02 Guaranty Absolute.  The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto.  The Guaranteed Obligations of Mettler-Toledo International under or in respect of this Guaranty are independent of the Obligations of Mettler-Toledo International, as a Borrower hereunder, and any Obligations of any Designated Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against Mettler-Toledo International to enforce this Guaranty, irrespective of whether any action is brought against Mettler-Toledo International, as a Borrower hereunder, or any Designated Borrower is joined in any such action or actions.  This Guaranty is an absolute and unconditional guaranty of payment when due, and not of collection, by Mettler-Toledo International of the Guaranteed Obligations.  The liability of Mettler-Toledo International under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Mettler-Toledo International hereby irrevocably waives any setoffs, counterclaims or defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

        (a)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

        (b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of Mettler-Toledo International, as a Borrower hereunder, or any Designated Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Designated Borrower or any of the Subsidiaries or otherwise;

        (c)    any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

        (d)    any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any Obligations of Mettler-Toledo International, as a Borrower hereunder, or any Designated Borrower under the Loan Documents or any other assets of Mettler-Toledo International, as a Borrower hereunder, or any Designated Borrower or any of their respective Subsidiaries;

        (e)    any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of the Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Designated Borrower or its assets or any resulting release or discharge of any Guaranteed Obligation;

        (f)    the existence of any claim, set-off or other right which Mettler-Toledo International may have at any time against any Designated Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction;

        (g)    any invalidity or unenforceability relating to or against any Loan Party for any reason of the whole or any provision of any Loan Document, or any provision of applicable Law purporting to prohibit the payment or performance by any applicable Loan Party of the Guaranteed Obligations;

        (h)    any failure of any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender (Mettler-Toledo International waiving any duty on the part of the Lenders to disclose such information);

        (i)    the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any such other guarantor or surety with respect to the Guaranteed Obligations; or

        (j)    any other circumstance (including, without limitation, any statute of limitations) whatsoever (in any case, whether based on contract, tort or any other theory) or any existence of or reliance on any representation by any Lender that might otherwise constitute a legal or equitable defense available to, or a discharge of, Mettler-Toledo International, any Designated Borrower or surety other than indefeasible payment in full in cash of the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization under any applicable Debtor Relief Law of any Loan Party or otherwise, all as though such payment had not been made.

11.03 Waivers and Acknowledgments.  (a)  Mettler-Toledo International hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Designated Borrower or any other Person or any collateral.

        (b)    Mettler-Toledo International hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

        (c)    Mettler-Toledo International hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Mettler- Toledo International or other rights of Mettler-Toledo International to proceed against any Designated Borrower or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of Mettler-Toledo International under this Guaranty.

        (d)    Mettler-Toledo International hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to Mettler-Toledo International any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Designated Borrower or any of the Subsidiaries now or hereafter known by such Lender.

        (e)    Mettler-Toledo International acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents  and that the waivers set forth in Section 11.02 and this Section 11.03 are knowingly made in contemplation of such benefits.

11.04 Subrogation.  Mettler-Toledo International hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Designated Borrower, or any other insider guarantor that arise from the existence, payment, performance or enforcement by Mettler-Toledo International of the Guaranteed Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any Designated Borrower or any other insider guarantor or any collateral for the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Designated Borrower, or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the date (the “Termination Date”) which is the later of (a) the date of the termination of the Availability Period and (b) the date of the indefeasible payment in full of all the Obligations in cash.  If any amount shall be paid to Mettler-Toledo International in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of Mettler- Toledo International and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If the Termination Date shall have occurred, the Administrative Agent will, at Mettler-Toledo International’s request and expense, execute and deliver to Mettler-Toledo International appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Mettler-Toledo International of an interest in the Guaranteed Obligations resulting from such payment made by Mettler-Toledo International pursuant to this Guaranty.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

METTLER-TOLEDO INTERNATIONAL INC., as a Revolving Borrower and the Guarantor

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Vice President and Treasurer

METTLER-TOLEDO HOLDING AG, as a Revolving Borrower and a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO MANAGEMENT HOLDING DEUTSCHLAND GMBH, as a Revolving Borrower and a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO B.V., as a Revolving Borrower and a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

MT INVESTMENT C.V., as a Revolving Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO, INC., as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO HOLDING (FRANCE) SAS, as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO K.K., as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO LIMITED, as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO UK HOLDINGS LIMITED, as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO SAFELINE LIMITED as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO SAFELINE X-RAY LIMITED as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO NV as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO INC. (CANADA) as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

METTLER-TOLEDO AG as a Subsidiary Swingline Borrower

By: /s/ Mary T. Finnegan
Name: Mary T. Finnegan
Title: Power of Attorney

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as a Lender, as L/C Issuer and as a Swingline Lender

By: /s/ Diane M. Faunda
Name: Diane M. Faunda
Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender and as an L/C Issuer

By: /s/ Robert LaPorte
Name: Robert LaPorte
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Lender

By: /s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorised Signatory
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., SHIMBASHI COMMERCIAL BANK OFFICE, as a Swingline Lender and as a L/C Issuer

By: /s/ Satoshi Suda
Name: Satoshi Suda
Title: General Manager of Shimbashi Commercial Banking Division (No. 1)

ING BANK N.V. DUBLIN BRANCH, as a Lender, as a Swingline Lender and as a L/C Issuer

By: /s/ Shaun Hawley
Name: Shaun Hawley Title: Manager
By: /s/ Aidan Neill
Name: Aidan Neill
Title: Vice President

SOCIÉTÉ GÉNÉRALE, as a Lender, as a Swingline Lender and as a L/C Issuer

By: /s/ Anne-Marie Dumortier
Name: Anne-Marie Dumortier Title: Director

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By: /s/ Richard Bradspies
Name: Richard Bradspies Title: Deputy General Manager

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as a Lender

By: /s/ Tom Taylor
Name: Tom Taylor Title: Director
By: /s/ Curt Schade
Name: Curt Schade Title: Managing Director

BAYERISCHE HYPO-UND VEREINSBANK AG, ULM, as a Swingline Lender and as a L/C Issuer

By: /s/ Tom Taylor
Name: Tom Taylor Title: Director
By: /s/ Curt Schade
Name: Curt Schade Title: Managing Director

CREDIT SUISSE, as a Lender, as a Swingline Lender and as a L/C Issuer

By: /s/ Christophe Müller
Name: Christophe Müller Title: Director
By: /s/ Roland Martin
Name: Roland Martin Title: Assistant Vice President

FIFTH THIRD BANK, as a Lender

By: /s/ Brent M. Jackson
Name: Brent M. Jackson Title: Vice President

THE ROYAL BANK OF SCOTLAND plc, as a Lender, as a Swingline Lender and as a L/C Issuer

By: /s/ Angela Reilly
Name: Angela Reilly Title: Managing Director

NATIONAL WESTMINSTER BANK plc, as a Swingline Lender and as a L/C Issuer

By: /s/ Craig L. Nunn
Name: Craig L. Nunn Title: Director

UBS AG, STAMFORD BRANCH as a Lender

By: /s/ Irja R. Otsa
Name: Irja R. Otsa Title: Associate Director

By: /s/ Richard L. Tavrow
Name: Richard L.Tavrow Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Swingline Lender and as a L/C Issuer

By: /s/ Thiplada A. Siddiqui
Name: Thiplada A. Siddiqui Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Kenneth R. Fieler
Name: Kenneth R. Fieler Title: Assistant Vice President

NORDEA BANK FINLAND AND PLC ACTING THROUGH ITS NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By: /s/ Gerald E. Chelius, Jr.
Name: Gerald E. Chelius, Jr. Title: SVP Credit

By: /s/ Leena Parker
Name: Leena Parker Title: Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Jeffrey P. Sullivan
Name: Jeffrey P. Sullivan Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Bruce A. Kintner
Name: Bruce A. Kintner Title: Vice President

BNP PARIBAS, as a Lender

By: /s/ Michael Pearce
Name: Michael Pearce Title: Director

By: /s/ Nader Tannous
Name: Nader Tannous Title: Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By: /s/ Jim C.Y. Chen
Name: Jim C.Y. Chen Title: VP & General Manager

E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By: /s/ Benjamin Lin
Name: Benjamin Lin Title: EVP & General Manager

FIRST COMMERCIAL BANK NEW YORK AGENCY, as a Lender

By: /s/ Yu-Mei Hsiao
Name: Yu-Mei Hsiao Title: Assistant General Manager

SCHEDULE 1.01

MANDATORY COST FORMULAE

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions), (b) the requirements of the European Central Bank or (c) the requirements of the Swiss Banking commission/FINMA and/or the Swiss National Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

  AB + C(B – D) + E x 0.01
                          100 – (A + C)              per cent. per annum

(b)	in relation to a Loan in any currency other than Pounds Sterling:

 E x 0.01
    300      per cen. per annum.
Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.12(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)
“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(d)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(e)
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, National Association.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
The Administrative Agent may from time to time, after consultation with Mettler-Toledo International and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank or the Swiss Banking commission/FINMA and/or the Swiss National Bank (or, in any case, any other authority which replaces all or any of their functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 1.01(B)

BANK OF AMERICA LETTERS OF CREDIT

Beneficiary	Issuer	Currency	Amount

Sentry Insurance A Mutual Company	Mettler Toledo International Inc.	USD	350,000.00
The Travelers Indemnity Company	Mettler Toledo International Inc.	USD	500,000.00
ACE American Insurance Company	Mettler Toledo International Inc.	USD	103,000.00
XL Specialty Insurance Company	Mettler Toledo International Inc.	USD	1,569,000.00
Zurich American Insurance Company	Mettler Toledo International Inc.	USD	700,000.00

SCHEDULE 2.01

COMMITMENTS AND PRO RATA SHARES

Lender	A Commitment with respect to Alternative Currencies and Borrowers not organized in the United States	B Pro Rata Share with respect to Alternative Currencies and Borrowers not organized in the United States	C Commitment with respect to Dollars, Borrowers organized in the United States, voting generally and any other rights not covered in Column A	D Pro Rata Share with respect to Dollars, Borrowers organized in the United States, Aggregate Commitment Pro Rata Share and any other rights not covered in Column B
JPMorgan Chase Bank, N.A.	$100,000,000	10.929%	$100,000,000	10.526%

Bank of America, N.A.	$100,000,000	10.929%	$100,000,000	10.526%

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$85,000,000	9.290%	$85,000,000	8.947%

ING Bank N.V., Dublin Branch	$75,000,000	8.197%	$75,000,000	7.895%

Société Générale	$75,000,000	8.197%	$75,000,000	7.895%

Bank of China, New York Branch	$50,000,000	5.464%	$50,000,000	5.263%

Bayerische Hypo-und Vereinsbank AG, New York Branch	$50,000,000	5.464%	$50,000,000	5.263%

Credit Suisse	$50,000,000	5.464%	$50,000,000	5.263%

Fifth Third Bank	$50,000,000	5.464%	$50,000,000	5.263%

The Royal Bank of Scotland plc	$50,000,000	5.464%	$50,000,000	5.263%

UBS AG, Stamford Branch	$50,000,000	5.464%	$50,000,000	5.263%

Wells Fargo Bank, N.A.	$50,000,000	5.464%	$50,000,000	5.263%

U.S. Bank National Association	$35,000,000	3.825%	$35,000,000	3.684%

Nordea Bank Finland Plc	$25,000,000	2.732%	$25,000,000	2.632%

The Northern Trust Company	$25,000,000	2.732%	$25,000,000	2.632%

PNC Bank, National Association	$25,000,000	2.732%	$25,000,000	2.632%

BNP Paribas	$20,000,000	2.186%	$20,000,000	2.105%

Chang Hwa Commercial Bank, Ltd., New York Branch	$0	0%	$15,000,000	1.579%

E. Sun Commercial Bank, Ltd., Los Angeles Branch	$0	0%	$10,000,000	1.053%

First Commercial Bank New York Agency	$0	0%	$10,000,000	1.053%

Total	$915,000,000	100.000%	$950,000,000	100.000%

SCHEDULE 5.07

MATERIAL SUBSIDIARIES/

OTHER EQUITY INVESTMENTS AND INVESTMENTS AND INDEBTEDNESS

Part (a).                      Material Subsidiaries.

Name of Entity	Jurisdiction of Organization	Owner of Issued Capital
Mettler-Toledo Inc.	United States/Delaware	100% Mettler-Toledo International Inc.
Mettler-Toledo AG	Switzerland
Shareholders:
65.3% Mettler-Toledo Holding AG, 6.3% Mettler-Toledo (Gibraltar) MTCS Holding Ltd., 16.7% Mettler-Toledo (Gibraltar) MTCN Holding Ltd., 11.7% Mettler-Toledo (Gibraltar) MTCZ Holding Ltd.
Holder of Participation Certificates:
Mettler-Toledo Pensionskasse owns 100% of the participation certificates issued by Mettler-Toledo AG

Mettler-Toledo Holding AG	Switzerland	90% Mettler-Toledo B.V., 10% Mettler-Toledo, Inc.
Mettler-Toledo Management Holding Deutschland GmbH	Germany	100% Mettler-Toledo Holding AG
Mettler-Toledo GmbH	Germany	100% Mettler-Toledo Management Holding Deutschland GmbH
Mettler-Toledo B.V.	Netherlands	100% Mettler-Toledo Netherlands Investment II, LLC
Rainin Instrument, LLC	United States/Delaware	100% Mettler-Toledo, Inc.

Part (b).                  Other Equity Investments/Liens.

n.a.

Part (c).                   Indebtedness/Investments.

$150 million 4.85% Senior Notes due 2010.

In 2006, a wholly owned Subsidiary issued and sold $10 million of redeemable equity instruments to a non-U.S. sponsored defined benefit plan. These instruments are redeemable beginning in July 2011 and, as such, are classified as long-term debt on Mettler-Toledo International Inc.’s consolidated balance sheet.

SCHEDULE 7.01

EXISTING LIENS

A.           Swiss Mortgages

Grundstück in Blatt Nr. / Land	Grundbuchamt / Erstellungsdatum Land Registry / Creation Date	Pfandsumme / Mortgage CHF	Letzte Aenderungen/ Changes	Bemerkungen/Notes
Greifensee, 1246, 625, 626	Uster Serie C04828/ 7.7.66	5'000'000.--	18.11.1982	l. Pfandstelle
Greifensee, 1246, 625, 626	Uster Serie C53870/13.12.72	5'000'000.--	18.11.1982	l. Pfandstelle
Greifensee, 1246, 625, 626	Uster Serie C53869/13.12.72	5'000'000.--	18.11.1982	l. Pfandstelle
Greifensee, 1246, 625, 626	Uster Serie D39095/17.7.80	16'500'000.--	18.11.1982	1. Pfandstelle
Greifensee, 1246, 625, 626	Uster Serie A61414/2.10.96	6'500'000.--	2.10.1996	2. Pfandstelle
Uster, 7242, 7243	Uster, 15.4.1981	15'000'000.--	25.09.2007	1. Pfandstelle/Orig. Not. Uster
Uster, 7242, 7243	Uster, 15.4.1981	15'000'000.--	25.09.2007	1. Pfandstelle/Orig. Not. Uster
Uster, 7242, 7243	Uster, 2.10.1996	8'000'000.--	25.09.2007	2. Pfandstelle/Orig. Not. Uster
Urdorf, 3749	Schlieren, Serie C23002/7.1.69	3'000'000.--	9.9.1974	1. Pfandstelle
Urdorf, 3749	Schlieren, Serie C56438/15.1.73	3'000'000.--	9.9.1974	2. Pfandstelle
Urdorf, 3749	Schlieren, Serie C77811/7.11.74	500'000.--	7.11.1974	2. Pfandstelle
Urdorf, 3749	Schlieren, Serie C74332/25.9.74	500'000.--	25.9.1974	1. Pfandstelle
Urdorf, 3749	Schlieren, Serie C77910/5.2.75	500'000.--	5.2.1975	3. Pfandstelle
Urdorf, 3749	Schlieren, Serie C77828	1'200'000.--	21.5.1980	1. Pfandstelle
Uznach, 921	Uznach, 2196/265/9.10.1996	9'000'000.--	9.10.1996	1. Pfandstelle

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

METTLER-TOLEDO INTERNATIONAL INC.,
AS BORROWER AND GUARANTOR, AND
MTH, MTMHD AND SUBSIDIARY SWINGLINE BORROWERS:

c/o Mettler-Toledo International, Inc.
1900 Polaris Parkway
Columbus, OH  43240
Attention:  Mary T.  Finnegan, Treasurer
Telephone:  (614) 438-4748
Facsimile:  (614) 438-4646
Electronic Mail:  mary.finnegan@mt.com and treasury@mt.com
Website Address:  www.mt.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Revolving Loans or Letters of Credit to the Revolving Borrowers, or to the Administrative Agent generally or the L/C Issuer):

If in Dollars:

JPMorgan Chase Bank, N.A.
JPMorgan Chase Loan Services
10 S. Dearborn, Floor 7
Chicago, IL 60603
Attention: Claudia Kech
Facsimile No: 312-385-7096
Electronic Mail: claudia.kech@jpmchase.com

If in an Alternative Currency:

J.P. Morgan Europe Limited
125 London Wall, Floor 9
London, EC2Y 5AJ
United Kingdom
Fax:  44-207-777-2360
Attention: Ching Loh
Electronic Mail: ching.loh@jpmorgan.com

Account No.  (for Dollars):  9008 113381 C2887
Bank: JPMorgan Chase Bank, N.A.
Account Name: LS2 Incoming Account
Ref: Mettler-Toledo International
ABA# 021000021

Account No. (for Euro):  DE93501108006001600037
Swift: CHASDEFX
Account Name: J.P. Morgan Europe Limited
Swift# CHASGB22
Attention: Ching Loh
Fax:  44-207-777-2360
Electronic Mail: ching.loh@jpmorgan.com

Account No.  (for Pounds Sterling):  60000136254290
Bank: J.P. Morgan Europe Limited
Account Name: J.P. Morgan Europe Limited
Swift# CHASGB22
Sortcode: 40-52-06
Attention: Ching Loh
Fax:  44-207-777-2360
Electronic Mail: ching.loh@jpmorgan.com

JPMEL:

J.P. Morgan Europe Limited
Mail Code: London Wall/9
125 London Wall, Floor 9
London EC2Y5AJ, United Kingdom,
Attention: Ching Loh
Fax:  44-207-777-2360
Electronic Mail: ching.loh@jpmorgan.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:	___________________, _____________________
To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among Mettler-Toledo International Inc. ("Mettler-Toledo International"), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, certain Swingline Lenders and certain other L/C Issuers party thereto from time to time, and the other agents party thereto.

Mettler-Toledo International, a Borrower under the Agreement, hereby requests, on behalf of itself or, if applicable, the other Revolving Borrower referenced in item 5 below (select one):

Amount
A borrowing of
A continuation of
A repayment of
A conversion of
Total

1.	On _________________ (a Business Day).
2.	Comprised of _________________ [Type of Loan requested: Eurocurrency Rate Loan / Base Rate Loan]
3.	In the following currency: ______________
4.	For Eurocurrency Rate Loans: with an Interest Period of ___________ [days] / [months].
5.	On behalf of _________________ [insert name of applicable Revolving Borrower].
6.	Borrower [is]/[is not] organized within the United States.
7.	Proceeds of the Borrowing to be credited to: _________________.

The Borrowing requested herein complies with Section 2.01 of the Agreement.

METTLER-TOLEDO INTERNATIONAL INC.

By: ___________________________________
Name:
Title:

EXHIBIT B

FORM OF REVOLVING NOTE

[_________], 2008

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Mettler-Toledo International Inc., Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, certain Swingline Lenders and certain other L/C Issuers party thereto from time to time, and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan was denominated in Same Day Funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Note and endorse thereon, among other things, the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note, except as provided in the Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[BORROWER]

By:
Name:
Title:

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

					End of	Amount of	Outstanding
				Amount of	Interest	Principal or	Principal
		Maturity	Type of	Loan	Period (if	Interest Paid	Balance This	Notation
Date	Currency	Date	Loan Made	Made	Applicable)	This Date	Date	Made By

_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_________	__________	__________	_________	_________	___________	___________	________

EXHIBIT C

FORM OF SWINGLINE NOTE

[CURRENCY]________________________	[____________], 2008

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _______________________, as Swingline Lender, or registered assigns (the “Swingline Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower under that certain Credit Agreement dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Mettler-Toledo International Inc., Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, certain Swingline Lenders and certain other L/C Issuers party thereto from time to time, and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and margins, on the dates, and as otherwise agreed upon by the Borrower and the Swingline Lender, in accordance with the Agreement.  All payments of principal and interest shall be made to the Swingline Lender for the account of the Swingline Lender, unless otherwise provided in the Agreement, in the currency in which the Loan was denominated in Same Day Funds at the office for payments designated by the Swingline Lender.  If any amount is not paid when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after the judgment) computed at a per annum rate set forth in the Agreement.

This Swingline Note is one of the Swingline Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Swingline Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Swingline Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Swingline Note and endorse thereon, among other things, the date, amount and maturity of its Swingline Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swingline Note, except as provided in the Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[APPLICABLE SUBSIDIARY SWINGLINE
BORROWER]

By:
Name:
Title:

SWINGLINE LOANS AND PAYMENTS WITH RESPECT THERETO

						End of	Amount of	Outstanding
					Amount of	Interest	Principal or	Principal
	Interest			Maturity	Loan	Period (if	Interest Paid	Balance This	Notation
Date	Rate	Margin	Currency	Date	Made	Applicable)	This Date	Date	Made By

_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________
_______	_______	_________	__________	__________	_________	_________	___________	___________	________

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:____________.

To: JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Mettler-Toledo International Inc.  (“Mettler-Toledo International”), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, certain Swingline Lenders and certain other L/C Issuers from time to time party thereto, and the other agents party thereto.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _________________________________________ of Mettler-Toledo International, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Mettler-Toledo International and its Subsidiaries, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. 1.  The year-end consolidated audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Mettler-Toledo International and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section have been delivered in the manner required under Section 6.01(a) of the Agreement.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The unaudited consolidated financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Mettler-Toledo International and its Subsidiaries ended as of the above date have been delivered in the manner required under Section 6.01(b) of the Agreement.  Such financial statements fairly present the financial condition, results of operations and cash flows of Mettler-Toledo International and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Mettler-Toledo International and its Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of Mettler-Toledo International and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Mettler-Toledo International and its Subsidiaries performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Mettler-Toledo International and its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Loan Parties contained in Article V of the Agreement or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________, ______________.

METTLER-TOLEDO
INTERNATIONAL INC.

By:
Name:
Title:

For the Quarter/Year ended _______________________ (“Financial Statement Date”)

SCHEDULE 1

to the Compliance Certificate
($ in 000’s)

I.         Section 7.1l(a) Consolidated Interest Coverage Ratio.

Subject Period
		1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total Subject
		ended	ended	ended	Ended	Period ended
		_______	_______	_______	_______	_______

A. Consolidated EBITDA for four consecutive fiscal quarters Ending on the above date (“Subject Period”)
1.	Consolidated Net Income for Subject Period	$	$	$	$	$
2.	Consolidated Interest Charges for Subject Period	$	$	$	$	$
3.	Provision for income and capital taxes for Subject Period	$	$	$	$	$
4.	Depreciation expenses for Subject Period	$	$	$	$	$
5.	Amortization expenses for Subject Period	$	$	$	$	$
6.	Non-cash items of expenses for Subject Period	$	$	$	$	$
7.	Non-cash extraordinary losses for Subject Period	$	$	$	$	$
8.	Cash non-recurring items of expense for Subject Period	$	$	$	$	$
9.	Cash extraordinary losses for Subject Period	$	$	$	$	$
10.	Non-cash extraordinary gains for Subject Period	$	$	$	$	$
11.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 – 10)	$	$	$	$	$
B. Consolidated Interest Charges for Subject Period		$	$	$	$	$
C. Consolidated Interest Coverage Ratio (Line I.A.11 ÷ I.B.)						____ to 1
Minimum Required						3.5 to 1

I.         Section 7.1l(b) Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$ _______

B.	Consolidated EBITDA for Subject Period (Line I.A.11 above):	$ _______

C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	_______ to 1

	Maximum permitted:	3.25 to 1

\
EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit, and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s): ______________________________

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:  Credit Agreement, dated as of August 15, 2008 among Mettler-Toledo International Inc.  (“Mettler-Toledo International”), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, certain Swingline Lenders and certain other L/C Issuers from time to time party thereto, and the other agents party thereto.

6.	Assigned Interest:

Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment/Loans
$_______________	$_________________	_________________%
$_______________	$_________________	_________________%
$_______________	$_________________	_________________%

7.	Assignee will be a [Global Lender]/[Non-Global Lender].

8.	If a transfer, assignment, assumption or participation of rights and obligations against a Swiss Borrower is made, Assignee confirms to be a Swiss Qualifying Bank.

9.	Assignor and Assignee confirm that the Assigned Interest is at least 50,000 EUR (or the equivalent).

10.	[Trade Date: __________________][2]

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as L/C Issuer

By:
Name:
Title:

[Consented to:][4]

[METTLER-TOLEDO INTERNATIONAL INC.]

By:
Name:
Title:

___________________________________
__________________________
1   Select as applicable.
*   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2   To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
3   To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4   To be added only if the consent of the Company and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but not excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the Law of the State of New York.

EXHIBIT F

FORM OF SUBSIDIARY SWINGLINE BORROWER
REQUEST AND ASSUMPTION AGREEMENT

Date:	_________________, ___________
To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

This Subsidiary Swingline Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Mettler-Toledo International Inc.  (“Mettler-Toledo International”), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, certain Swingline Lenders and certain other L/C Issuers from time to time party thereto, and the other agents party thereto, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Subsidiary Swingline Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of ______________________ (the “Applicant Borrower”) and Mettler-Toledo International hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Applicant Borrower is a Subsidiary of Mettler-Toledo International.  The address of the Applicant Borrower is as follows: _____________________________________.

The documents required to be delivered to the Administrative Agent and the affected Swingline Lender under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent and the affected Swingline Lender in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that with effect from the date hereof, the Applicant Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Applicant Borrower would have had if the Applicant Borrower had been an original party to the Credit Agreement as a Subsidiary Swingline Borrower.  The Applicant Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Applicant Borrower be entitled to receive Swingline Loans under the Credit Agreement in the Subsidiary Currency, having the Subsidiary Currency Sublimit and to be made in the jurisdiction set forth below, and understand, acknowledge and agree that neither the Applicant Borrower nor Mettler-Toledo International on its behalf shall have any right to request any Swingline Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Notice of Designation of Additional Subsidiary Swingline Borrower, Applicable Subsidiary Currency and Subsidiary Currency Sublimit delivered to Mettler-Toledo International and the Swingline Lender pursuant to Section 2.14 of the Credit Agreement.

Name of Subsidiary Swingline Borrower	Subsidiary Currency and Sublimit	Permitted Jurisdiction in which Swingline Loans may be made to such Subsidiary Swingline Borrower

This Subsidiary Swingline Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS SUBSIDIARY SWINGLINE BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Subsidiary Swingline Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[APPLICANT BORROWER]

By:
Name:
Title:

METTLER-TOLEDO
INTERNATIONAL INC.

By:
Name:
Title:

EXHIBIT G

FORM OF NOTICE OF DESIGNATION OF
 ADDITIONAL SUBSIDIARY SWINGLINE BORROWER, APPLICABLE SUBSIDIARY CURRENCY AND SUBSIDIARY CURRENCY SUBLIMIT

Date:	_________________, ___________
To:	Mettler-Toledo International, Inc. and the Lenders

Ladies and Gentlemen:

This Notice of Designation of Additional Subsidiary Swingline Borrower, Applicable Subsidiary Currency and Subsidiary Currency Sublimit is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Mettler-Toledo International Inc.  (“Mettler-Toledo International”), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, and certain Swingline Lenders and certain other L/C Issuers from time to time party thereto, and the other agents party thereto, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Notice of Designation of Additional Subsidiary Swingline Borrower, Applicable Subsidiary Currency and Subsidiary Currency Sublimit and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Mettler-Toledo International and the Lenders that effective as of the date hereof the following Subsidiary shall be a Subsidiary Swingline Borrower with the following Subsidiary Currency Sublimit and may receive Swingline Loans in the following Subsidiary Currency and jurisdiction for its account on the terms and conditions set forth in the Credit Agreement:

Name of Subsidiary Swingline Borrower	Subsidiary Currency and Sublimit	Permitted Jurisdiction in which Swingline Loans may be made to such Subsidiary Swingline Borrower

This Notice of Designation of Additional Subsidiary Swingline Borrower, Applicable Subsidiary Currency and Subsidiary Currency Sublimit shall constitute a Loan Document under the Credit Agreement.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT H

FORMS OF OPINIONS

[Opinions for counsel for Revolving Borrowers in forms to be agreed]

EXHIBIT I

FORM OF SUBSIDIARY SWINGLINE

BORROWER SUBLIMIT ADJUSTMENT CONSENT

Date:	_________________, ___________

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Mettler-Toledo International Inc.  (“Mettler-Toledo International”), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, and certain Swingline Lenders and certain other L/C Issuers from time to time party thereto, and the other agents party thereto.

Mettler-Toledo International hereby requests on behalf of the Subsidiary Swingline Borrowers set forth below, that the Subsidiary Currency Sublimits for such Subsidiary Swingline Borrowers be adjusted, which adjustment(s) shall be effective upon the required consents, as set forth below:

Name of Subsidiary Swingline Borrower	Subsidiary Currency and Requested Sublimit

Mettler-Toledo International hereby represents and warrants that the adjustment to the Subsidiary Swingline Sublimit complies with the requirements in the definition of the “Subsidiary Swingline Borrower Sublimit” and with the provisions of the Agreement.

This Subsidiary Swingline Borrower Sublimit Adjustment Consent shall constitute a Loan Document under the Credit Agreement.

[Signature Page Follows]

METTLER-TOLEDO INTERNATIONAL INC.

By:
Name:
Title:

Consented to:

[SWINGLINE LENDER]

By:
Name:
Title:

[This Consent is being presented pursuant to the last sentence of [Section 2.03(c)(v)] [Section 2.04(e)(v)] of the Agreement.

Mettler-Toledo International hereby requests on behalf of the Subsidiary Swingline Borrowers that the aggregate Subsidiary Swingline Borrower Sublimit be adjusted to $____________ effective upon the consent of the Administrative Agent.

Mettler-Toledo International hereby requests the consent of the Administrative Agent to the adjustment to the Subsidiary Currency Sublimit set forth in the second paragraph of this Consent.

Consented to:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:]

EXHIBIT J

FORM OF SWINGLINE LOAN CALCULATION DATE NOTICE

Date:	_________________, ___________
To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Mettler-Toledo International Inc.  (“Mettler-Toledo International”), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, and certain Swingline Lenders and certain other L/C Issuers from time to time party thereto, and the other agents party thereto.

Pursuant to Section 2.05(c) of the Agreement, ____________________, a Swingline Lender under the Agreement (the “Applicable Swingline Lender”), hereby gives you notice of the aggregate Outstanding Amount (calculated in the applicable Subsidiary Currency) of all Subsidiary L/C Obligations and all Swingline Loans of the Subsidiary Swingline Borrower to whom the Applicable Swingline Lender makes Swingline Loans (without application of the Assumed Swingline Loan Amount):

1.           The Subsidiary Swingline Borrower to whom Swingline Loans are made:____________.

2.           Subsidiary Currency in which such Swingline Loans are  made:____________________

3.	Outstanding principal amount of all Subsidiary L/C Obligations so such Subsidiary Swingline Borrower calculated in the applicable Subsidiary Currency:

_____________________________.

4.	Outstanding principal amount of all Swingline Loans to such Subsidiary Swingline Borrower calculated in the applicable Subsidiary Currency:

_____________________________.

This Swingline Loan Calculation Date Notice shall constitute a Loan Document under the Credit Agreement.

[SWINGLINE LENDER]

By:
Name:
Title:

EXHIBIT K

FORM OF NOTICE OF SWINGLINE LOAN AMOUNTS

Date:	_________________, ___________
To:	Mettler-Toledo International, Inc. and the Lenders

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Mettler-Toledo International Inc.  (“Mettler-Toledo International”), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers and certain Swingline Lenders and certain other L/C Issuers from time to time party thereto, and the other agents party thereto.

The Administrative Agent hereby notifies Mettler-Toledo International and the Lenders that, pursuant to Section 2.05(c) of the Agreement, the aggregate Outstanding Amount of all Subsidiary L/C Obligations and all Swingline Loans of all of the Subsidiary Swingline Borrowers (in each case, without application of the Assumed Swingline Loan Amount) is $__________________.

This Notice of Swingline Loan Amounts shall constitute a Loan Document under the Credit Agreement.

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

EXHIBIT L

FORM OF  REVOLVING BORROWER
REQUEST AND ASSUMPTION AGREEMENT

Date:	_________________, ___________
To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

This Revolving Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.16 of that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Mettler-Toledo International Inc.  (“Mettler-Toledo International”), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, certain Swingline Lenders and certain other L/C Issuers from time to time party thereto, and the other agents party thereto, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Revolving Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of ______________________ (the “Applicant Revolving Borrower”) and Mettler-Toledo International hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Applicant Revolving Borrower is a Subsidiary of Mettler-Toledo International.  The address of the Applicant Revolving Borrower is as follows: _____________________________________.

The documents required to be delivered to the Administrative Agent under Section 2.16 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that with effect from the date hereof, the Applicant Revolving Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Applicant Revolving Borrower would have had if the Applicant Revolving Borrower had been an original party to the Credit Agreement as a Revolving Borrower.  The Applicant Revolving Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Applicant Revolving Borrower be entitled to receive Revolving Loans under the Credit Agreement in the Applicable Currency set forth below, and understand, acknowledge and agree that neither the Applicant Revolving Borrower nor Mettler-Toledo International on its behalf shall have any right to request any Revolving Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Notice of Designation of Additional Revolving Borrower and Applicable Currency delivered to Mettler-Toledo International and the Lenders pursuant to Section 2.16 of the Credit Agreement.

Name of Revolving Borrower	Applicable Currency

This Revolving Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS REVOLVING BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[APPLICANT REVOLVING BORROWER]

By:
Name:
Title:

METTLER-TOLEDO
INTERNATIONAL INC.

By:
Name:
Title:

Consented to by:	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT M

FORM OF NOTICE OF DESIGNATION OF
 ADDITIONAL REVOLVING BORROWER AND APPLICABLE CURRENCY

Date:	_________________, ___________
To:	Mettler-Toledo International, Inc. and the Lenders

Ladies and Gentlemen:

This Notice of Designation of Additional Revolving Borrower and Applicable Currency is made and delivered pursuant to Section 2.16 of that certain Credit Agreement, dated as of August 15, 2008 (as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Mettler-Toledo International Inc.  (“Mettler-Toledo International”), Mettler-Toledo Holding AG, Mettler-Toledo Management Holding Deutschland GmbH, Mettler-Toledo B.V., MT Investment C.V., certain Subsidiary Swingline Borrowers party thereto from time to time, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer to the Revolving Borrowers, and certain Swingline Lenders and certain other L/C Issuers from time to time party thereto, and the other agents party thereto, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Notice of Designation of Additional Revolving Borrower and Applicable Currency and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Mettler-Toledo International and the Lenders that effective as of the date hereof the following Subsidiary shall be a Revolving Borrower and may receive Revolving Loans in the following Applicable Currency for its account on the terms and conditions set forth in the Credit Agreement:

Name of Revolving Borrower	Applicable Currency

This Notice of Designation of Additional Revolving Borrower and Applicable Currency shall constitute a Loan Document under the Credit Agreement.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT N

FORM OF SWISS TAX CERTIFICATE

SWISS WITHHOLDING CERTIFICATE

Reference is made to the Credit Agreement dated as of August 15, 2008, among METTLER-TOLEDO INTERNATIONAL INC., a Delaware corporation, as a borrower of Revolving Loans and the Guarantor ("Mettler-Toledo International"), METTLER-TOLEDO HOLDING AG, a Swiss stock corporation, as a borrower of Revolving Loans ("MTH"), METTLER-TOLEDO AG, a corporation organized under the laws of Switzerland, as a Subsidiary Swingline Borrower (“MTAG”) (collectively, MTH and MTAG shall be referred to as the “Swiss Borrowers”), and certain other Subsidiaries of Mettler-Toledo International as Borrowers, each lender from time to time party thereto (each a "Lender"), and JPMORGAN CHASE BANK, N.A., as Administrative Agent and L/C Issuer and certain other parties thereto from time to time (the "Credit Agreement"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

[____________________]. (the "Lender") is [making a loan]/[taking an assignment of a Loan]/[participating in a Loan] to the Swiss Borrowers pursuant to the Credit Agreement (the "Loan") and is providing this certificate pursuant to subsection [4.01(a)(x)]/[10.07(b)]/[10.07(d)] of the Credit Agreement. The Lender, and if such Lender is a branch, such branch, each hereby represent and warrant that:

1.           It is recognized and registered as a bank under the laws in force in its country of incorporation.

2.           It is actively involved in the banking business.

3.           It is making the Loan for its own account, and will not hold such interest, directly or indirectly, for or on behalf of, or as nominee for, any other Person and will not have any nominee benefiting in any way in such Loan.

4.           It shall promptly notify the Swiss Borrowers and the Administrative Agent if any of the foregoing representations and warranties made herein are no longer true and correct.

The Lender acknowledges and understands that, based on the foregoing representation, the Swiss Borrowers shall take the position that the Lender, and if such Lender is a branch, such branch, is a "bank" as defined in the "Merkblatt: Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen" issued by the Swiss Federal tax authorities and dated January 2000 for the purposes of qualifying Loans to the Swiss Borrowers not to be subject to the Swiss withholding tax and Swiss issue stamp tax. The Swiss Borrowers acknowledge that the Lender does not opine, represent or have any knowledge as to whether or not the position taken by the Swiss Borrowers as described in the preceding sentence is correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[___________________], as Lender
By: ____________________________ Name: Title:

Date: [___________________]